The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-115392

SUBJECT TO COMPLETION, DATED JANUARY 18, 2007

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 11, 2004

1,000,000 Shares

Anworth Mortgage Asset Corporation

6.25% Series B Cumulative Convertible Preferred Stock

(Liquidation Preference $25.00 per Share)

We are offering 1,000,000 shares of our 6.25% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, referred to as our Series B Preferred Stock. We will pay cumulative dividends on the Series B Preferred Stock from and including the date of original issuance, in the amount of $1.5625 per share each year, which is equivalent to 6.25% of the $25.00 liquidation preference per share. Dividends on the Series B Preferred Stock will be payable quarterly in arrears, beginning on                     , 2007. Our only other preferred stock outstanding as of the date of this prospectus supplement is 1,875,500 shares of our 8.625% Series A Cumulative Preferred Stock, referred to as our Series A Preferred Stock, with a liquidation preference of $25.00 per share. The Series B Preferred Stock will rank on parity with the Series A Preferred Stock.

Holders may convert the Series B Preferred Stock into shares of our common stock subject to certain conditions. The conversion rate will initially be          shares of common stock per share of Series B Preferred Stock and is equivalent to an initial conversion price of $         per share of common stock, which represents a     % premium over $         per share, the last reported sales price of our common stock on January     , 2007. The conversion rate will be subject to adjustment upon the occurrence of specified events. See “Description of Series B Preferred Stock—Conversion Rights” beginning on page S-27 of this prospectus supplement.

If certain fundamental changes occur, holders may require us in certain circumstances to repurchase all or part of their Series B Preferred Stock. See “Description of Series B Preferred Stock—Purchase of Series B Preferred Stock Upon a Fundamental Change” beginning on page S-33 of this prospectus supplement. In addition, if a holder elects to convert the Series B Preferred Stock in connection with a fundamental change, we will pay, to the extent described in this prospectus supplement, a make whole premium by increasing the conversion rate applicable to such Series B Preferred Stock. See “Description of Series B Preferred Stock—Adjustment to Conversion Rate Upon Certain Fundamental Changes” beginning on page S-32 of this prospectus supplement.

On or after January     , 2012, we may, at our option, cause the Series B Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of our common stock equals or exceeds 130% of then prevailing conversion price of the Series B Preferred Stock. Investors in our Series B Preferred Stock will generally not have voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters (whether or not consecutive) and under certain other circumstances.

Our Series B Preferred Stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust, or REIT, under the United States Internal Revenue Code of 1986, or the Code. See “Description of Series B Preferred Stock—Restrictions on Ownership” on page S-36 of this prospectus supplement and “Description of Our Capital Stock—Restrictions on Transfer” on page 19 of the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange, referred to as the NYSE, under the symbol “ANH.” Our Series A Preferred Stock is listed on the NYSE under the symbol “ANHPrA.” We have applied to list our Series B Preferred Stock on the NYSE under the symbol “ANHPrB.” The last reported sales price of our common stock on January 17, 2007 was $9.20 per share, and the last reported sales price of our Series A Preferred Stock on January 17, 2007 was $25.39 per share.

Investing in our Series B Preferred Stock involves risks. See “ Risk Factors” beginning on page S-10 of this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in the accompanying prospectus, and on page 4 of the accompanying prospectus.

	Per Share	Total
Price to public	$25.0000	$25,000,000
Underwriting discounts and commissions	$1.2500	$1,250,000
Proceeds, before expenses, to us	$23.7500	$23,750,000

Delivery of the shares of Series B Preferred Stock will be made on or about                     , 2007.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional 150,000 shares of our Series B Preferred Stock at the public offering price per share, less discounts and commissions, to cover over-allotments.

FRIEDMAN BILLINGS RAMSEY		STIFEL NICOLAUS
STERNE, AGEE & LEACH, INC.

The date of this prospectus supplement is January     , 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document.

The information in this prospectus supplement updates information in the accompanying prospectus and, to the extent it is inconsistent with the information in the accompanying prospectus, replaces such information.

i

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. These statements are based upon our current expectations and speak only as of the date hereof. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	market trends and risks;

•	assumptions regarding interest rates; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	our ability to use borrowings to finance our assets;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes; and

•	management’s ability to manage our growth.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in our Series B Preferred Stock, you should read carefully this entire prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

The Company

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities, referred to as MBS, and residential mortgage loans that we acquire in the secondary market. United States agency securities are securities that are obligations guaranteed by the United States government or guaranteed by federally sponsored enterprises such as Fannie Mae, Freddie Mac or Ginnie Mae. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities and other mortgage-related assets. Our returns are principally earned on the spread between the yield on our interest-earning assets and the interest cost of the funds we borrow. Through our wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, or Belvedere Trust, we acquire mortgage loans with a focus on high credit-quality jumbo adjustable-rate, hybrid and first-lien mortgages. Belvedere Trust, through taxable REIT subsidiaries, securitizes a substantial amount of those mortgage loans and then retains a portion of the mortgage-backed securities while selling the balance to third parties in the secondary market.

At September 30, 2006, we had total assets of $6.70 billion. Our portfolio as of such date consisted of $4.65 billion of agency MBS distributed as follows: 29% agency adjustable-rate MBS, 54% agency hybrid adjustable-rate MBS, 17% agency fixed-rate MBS and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs. Belvedere Trust’s other MBS held as of September 30, 2006 were approximately $147.4 million. Belvedere Trust had no mortgage loans held for securitization as of September 30, 2006. Belvedere Trust’s securitized mortgage loans were $1.83 billion. As of September 30, 2006, Belvedere Trust’s assets comprised 30% of our overall assets, or approximately $1.99 billion in mortgage-related assets. Our total equity at September 30, 2006 was $489.7 million. Common stockholders’ equity was approximately $442.8 million, or $9.75 per share. For the three months ended September 30, 2006, we reported net loss of $2.4 million. Our net loss to common stockholders was $3.4 million, or a net loss of $0.07 per diluted share. This loss includes a net loss of approximately $1.3 million for Belvedere Trust.

We have elected to be taxed as a real estate investment trust, or REIT, under the Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders. Certain direct and indirect subsidiaries of Belvedere Trust are taxable REIT subsidiaries and, as such, are liable for corporate income taxes.

General Information

We were incorporated in Maryland on October 20, 1997 and commenced operations on March 17, 1998. Our office is located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401. Our telephone number is (310) 255-4493. Our website is www.anworth.com. The contents of our website are not a part of this prospectus supplement or the accompanying prospectus. Our shares of common stock are traded on the NYSE under the symbol “ANH.” Our shares of Series A Preferred Stock are traded on the NYSE under the symbol “ANHPrA.”

Recent Developments

On December 13, 2006, we declared a quarterly common stock dividend of $0.02 per share for the fourth quarter of 2006. The common stock dividend will be payable on January 19, 2007 to common stockholders of record as of the close of business on December 29, 2006.

On December 13, 2006, we also declared a dividend of $0.539063 per share of our Series A Preferred Stock for the first quarter of 2007. The preferred stock dividend will be payable on April 16, 2007 to preferred stockholders of record as of the close of business on March 31, 2007. The dividend reflects the accrual from January 1, 2007 to March 31, 2007, or 90 days of a 360 day year.

Selected Financial Data

The selected statement of operations and balance sheet data as of December 31, 2004 and 2005 and for the three years in the period ended December 31, 2005 are derived from our audited financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected statement of operations and balance sheet data as of December 31, 2001, 2002 and 2003 and for the years ended December 31, 2001 and 2002 are derived from audited financial statements not included in this prospectus supplement or the accompanying prospectus. The selected financial data for the nine months ended September 30, 2005 and 2006 are derived from our unaudited financial statements for these periods. You should read these selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and notes thereto that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(audited)					(unaudited)
	(amounts in thousands, except per share data and days)
Consolidated Statements of Income Data:
Days in period	365	365	365	366	365	273	273
Interest income net of amortization of premium and discount	$10,768	$66,855	$100,077	$163,378	$281,752	$209,729	$228,545
Interest expense	(6,363)	(29,576)	(45,661)	(98,304)	(242,509)	(174,354)	(226,442)

Net interest income	4,405	37,279	54,416	65,074	39,243	35,375	2,103
Net gain (loss) on sales of assets	430	4,709	3,497	259	129	—	(7,585)
Net gain on derivative instruments	—	—	—	340	—	—	—
Expenses	(1,129)	(10,318)	(7,718)	(9,575)	(10,211)	(7,250)	(6,494)

Income from operations before minority interest	3,706	31,670	50,195	56,098	29,161	28,125	(11,976)
Minority interest in net loss (income) of a subsidiary	—	—	—	(293)	(276)	(276)	57

Net income (loss)	$3,706	$31,670	$50,195	$55,805	$28,885	$27,849	$(11,919)

Dividend on preferred stock	$—	$—	$—	$(369)	$(3,901)	(2,890)	(3,033)

Net income (loss) available to common stockholders	$3,706	$31,670	$50,195	$55,436	$24,984	$24,959	$(14,952)
Basic earnings (loss) per share available to common stockholders	$1.52	$1.81	$1.52	$1.23	$0.53	$0.53	$(0.33)
Average number of shares outstanding	2,442	17,461	32,927	45,244	47,103	47,451	45,384
Diluted earnings (loss) per share available to common stockholders	$1.50	$1.80	$1.52	$1.22	$0.53	$0.53	$(0.33)
Average number of diluted shares outstanding	2,467	17,591	33,112	45,329	47,128	47,481	45,384
Preferred stock dividends declared per share	$—	$—	$—	$0.3354	$2.1563	$1.6172	$1.6172
Common stock dividends declared per common share	$1.64	$2.00	$1.56	$1.25	$0.55	$0.53	$0.06

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(audited)					(unaudited)
	(amounts in thousands, except per share data)
Consolidated Balance Sheets Data:
Agency mortgage-backed securities, net	$420,214	$2,430,103	$4,245,853	$4,588,541	$4,524,683	$4,636,358	$4,652,947
Residential real estate loans	—	—	—	2,622,321	2,497,881	2,828,206	1,830,718
Total assets	424,610	2,443,884	4,263,274	7,319,010	7,184,249	7,589,486	6,697,154
Repurchase agreements	325,307	2,153,870	3,775,691	4,717,436	4,529,329	4,671,235	4,552,342
Whole loan financing facilities	—	—	—	556,233	493	66,860	—
Mortgage-backed securities issued	—	—	—	1,494,851	2,069,634	2,248,031	1,561,643
Junior subordinated notes	—	—	—	—	37,380	37,380	37,380
Total liabilities	369,613	2,178,362	3,805,877	6,811,803	6,701,006	7,083,028	6,207,350
Stockholders’ equity	54,997	265,522	457,397	507,036	483,099	506,279	489,717
Number of common shares outstanding	6,951	25,346	42,707	46,497	45,397	46,813	45,397
Book value per common share	$7.91	$10.48	$10.71	$10.31	$9.61	$9.81	$9.75

The Offering

Issuer	Anworth Mortgage Asset Corporation

Securities Offered	1,000,000 shares of 6.25% Series B Cumulative Convertible Preferred Stock (plus up to 150,000 shares of Series B Preferred Stock issuable upon exercise of the underwriters’ over-allotment option).

Ranking

The Series B Preferred Stock ranks senior to our common stock and on parity with our Series A Preferred Stock with respect to the payments of distributions and amounts, upon liquidation, dissolution or winding up.

Dividends

You will be entitled to receive cumulative cash dividends on the Series B Preferred stock at a rate of 6.25% per year of the $25.00 liquidation preference (equivalent to $1.5625 per year per share). Dividends on the Series B Preferred Stock are payable quarterly in arrears on the 15th day of January, April, July and October of each year, or if such day is not a business day, the next succeeding business day, beginning on                 , 2007. Dividends paid to investors on the Series B Preferred Stock issued in this offering will be cumulative from                 , 2007.

Liquidation Preference

If we liquidate, dissolve or wind up, you will have the right to receive $25.00 per share of Series B Preferred Stock, plus accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to our common stockholders or to holders of any other of our equity securities that we may issue ranking junior to the Series B Preferred Stock as to liquidation rights. Your rights to receive the liquidation preference will be subject to the proportionate rights of each other series or class of our equity securities ranking on parity with the Series B Preferred Stock that we may issue, including our Series A Preferred Stock.

Restrictions on Ownership and Transfer

Subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our Series B Preferred Stock, and no person may own, directly or indirectly, more than 9.8% in value of the aggregate of our outstanding shares of capital stock. Our board of directors, in its discretion on a limited basis, can grant waivers to increase this ownership limitation, and has done so in the past.

If any transfer of shares of our Series B Preferred Stock or other capital stock occurs (including the acquisition of common stock upon a conversion of our Series B Preferred Stock) which, if effective, would result in any person owning, directly or indirectly, shares of our capital stock in violation of the ownership limits set forth above, then that number of shares which would cause the violation will be automatically transferred to a trust for the benefit of a charitable beneficiary, or if the transfer to the trust would not be effective for any reason to prevent the violation of the ownership limit, then the transfer of that number of shares which would cause the violation will be void ab initio and the intended transferee will not acquire any rights in such shares of capital stock.

Voting Rights

You will generally not have voting rights. If dividends on any outstanding Series B Preferred Stock, however, are in arrears for six or more quarterly periods (whether or not consecutive), holders of Series B Preferred Stock (or Series B Preferred Stockholders), voting as a class with the stockholders of any other classes or series of our equity securities ranking on parity with the Series B Preferred Stock which are entitled to similar voting rights, including the Series A Preferred Stock, will be entitled to elect two additional directors to our board of directors to serve until all unpaid cumulative dividends have been paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series B Preferred Stock cannot be made and certain other actions may not be taken without the affirmative vote of at least two-thirds of the outstanding shares of Series B Preferred Stock and classes and series of parity stock, including the Series A Preferred Stock, voting separately as a class.

Maturity

Our Series B Preferred Stock will have no maturity date and we will not be required to redeem our Series B Preferred Stock. Accordingly, our Series B Preferred Stock will remain outstanding indefinitely unless you or we decide to convert it or you elect to have us purchase it upon a fundamental change. See “Description of Series B Preferred Stock—Conversion Rights”, “—Company Conversion Option” and “—Purchase of Series B Preferred Stock Upon a Fundamental Change” below.

Redemption

We may not redeem the Series B Preferred Stock. On or after January     , 2012, we will have the right, in certain circumstances, to require you to convert your Series B Preferred Stock. See “Description of Series B Preferred Stock—Company Conversion Option” below.

Conversion Rights

You may, at your option, convert some or all of your outstanding Series B Preferred Stock initially at a conversion rate of          shares of common stock per $25.00 liquidation preference (or the Conversion Rate), which is equivalent to an initial conversion price of $         per share of common stock, a     % premium over $         per share, the last reported sales price of our common stock on January     , 2007. The Conversion Rate may increase, ultimately increasing the number of shares of common stock received upon conversion. Except as otherwise provided, shares of our Series B Preferred Stock will only be convertible into shares of our common stock. See “—Conversion Rate Adjustments” and “Description of the Series B Preferred Stock—Conversion Rights” below.

Company Conversion Option

On or after January     , 2012, we may, at our option, require you to convert the Series B Preferred Stock into that number of shares of common stock that are issuable at the then prevailing Conversion Rate (as adjusted) (we refer to this option as the Company Conversion Option). We may exercise our Company Conversion Option only if our common stock price equals or exceeds 130% of the then prevailing conversion price of the Series B Preferred Stock for at least twenty (20) trading days in a period of thirty (30) consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option. See “Description of Series B Preferred Stock—Company Conversion Option” below.

Payments of Dividends Upon Conversion

If you exercise your conversion rights, upon delivery of the Series B Preferred Stock for conversion, those shares of Series B Preferred Stock will cease to cumulate dividends as of the end of the day immediately preceding the conversion date and you will not receive any cash payment representing accrued and unpaid dividends on the Series B Preferred Stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series B Preferred Stock converted at your election, or for dividends on the common stock issued upon such conversion. If we convert your Series B Preferred Stock pursuant to our Company Conversion Option, whether prior to, on, or after the record date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to you. See “Description of Series B Preferred Stock—Payments of Dividends Upon Conversion” below.

Conversion Rate Adjustments

The Conversion Rate is subject to adjustment upon the occurrence of certain events, including a permanent adjustment upward if we distribute in any calendar quarter to our common stockholders, any cash, including quarterly cash dividends, which results in an annualized common stock dividend yield greater than 6.25% for that particular calendar quarter. See “Description of the Series B Preferred Stock—Conversion Rate Adjustments” below.

Adjustment to Conversion Rate Upon Certain Fundamental Changes

If you elect to convert your Series B Preferred Stock in connection with a fundamental change that occurs on or prior to January     , 2017, we will increase the Conversion Rate for the Series B Preferred Stock surrendered for conversion by a number of additional shares determined based on our stock price at the time of such fundamental change. See “Description of the Series B Preferred Stock—Adjustment to Conversion Rate Upon Certain Fundamental Changes” below.

Purchase of Series B Preferred Stock Upon a Fundamental Change

In the event of a fundamental change described below, you will have the right to require us to purchase for cash all or any part of your Series B Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Series B Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date. See “Description of the Series B Preferred Stock—Purchase of Series B Preferred Stock Upon a Fundamental Change” below.

Transfer Agent	The transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock will be American Stock Transfer & Trust Company.

Listing	We have applied to list the Series B Preferred Stock on the NYSE under the symbol “ANHPrB.”

Form and Book-Entry System

The Series B Preferred Stock will only be issued in the form of global securities held in book-entry form. The Depository Trust Company, or DTC, or its nominee will be the sole registered holder of the Series B Preferred Stock. Owners of beneficial interests in the Series B Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be affected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	We will use the net proceeds from this offering to acquire mortgage-related assets consistent with our investment policy.

RISK FACTORS

An investment in our Series B Preferred Stock involves various risks, including those described below, the risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year on December 31, 2005 and in the accompanying prospectus beginning on page 4. You should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase our Series B Preferred Stock. If any of the risks described below in our Annual Report on From 10-K, and in the accompanying prospectus actually occur, our business, operating results, prospects and financial condition could be harmed. This could cause the market price of our Series B Preferred Stock to decline and could cause you to lose all or part of your investment.

A flat or inverted yield curve may negatively affect our operations, book value and profitability due to its potential impact on investment yields and the supply of ARM products.

A flat yield curve occurs when there is little difference between short-term and long-term interest rates. An inverted yield curve occurs when short-term interest rates are higher than long-term interest rates. A flat or inverted yield curve may be an adverse environment for ARM product volume, as there may be little incentive for borrowers to choose an ARM product over a longer-term fixed-rate loan. If the supply of ARM product decreases, yields may decline due to market forces.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR. A flat or inverted yield curve will likely result in lower profits. Additionally, a flat or inverted yield curve may negatively impact the pricing of our securities. According to generally accepted accounting principles, if the values of our securities decrease, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets.

An active trading market for the Series B Preferred Stock may not develop.

The Series B Preferred Stock is a new issue of securities for which there is currently no public market. We have applied to list the Series B Preferred Stock on the NYSE under the symbol “ANHPrB.” We do not know whether an active trading market will develop for the Series B Preferred Stock. The liquidity of any market for the Series B Preferred Stock will depend upon the number of Series B Preferred Stockholders, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Series B Preferred Stock and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the Series B Preferred Stock may be harmed.

The trading price of the Series B Preferred Stock may depend on many factors, including:

•	prevailing interest rates;

•	the market price of our common stock;

•	the market for similar securities;

•	additional issuances by us of common shares;

•	additional issuances by us of other series or classes of preferred shares;

•	general economic conditions; and

•	our financial condition, performance and prospects.

Each of these factors, among others, may cause the trading price of the Series B Preferred Stock to fall below the offering price, which could have a material adverse effect on your investment in the Series B Preferred Stock.

We may not have the ability to raise the funds necessary to purchase the Series B Preferred Stock upon a fundamental change.

Following a fundamental change as described under “Description of Series B Preferred Stock—Purchase of Series B Preferred Stock Upon a Fundamental Change,” Series B Preferred Stockholders may require us to purchase their Series B Preferred Stock. We cannot assure you that we will have sufficient financial resources, or be able to arrange financing, to pay the purchase price in cash with respect to any Series B Preferred Stock tendered by Series B Preferred Stockholders for purchase upon a fundamental change. In addition, our then existing indebtedness could provide that a fundamental change would constitute an event of default or prepayment event under, and result in the acceleration of the maturity of, such indebtedness or could otherwise contain restrictions that would not allow us to purchase our Series B Preferred Stock.

If you hold Series B Preferred Stock you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Series B Preferred Stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver common stock to you upon conversion of your Series B Preferred Stock and, in certain cases, under the conversion rate adjustments applicable to the Series B Preferred Stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The adjustment to the conversion rate of the Series B Preferred Stock upon a conversion in connection with certain fundamental changes may not adequately compensate you for the lost option value of the Series B Preferred Stock as a result of that fundamental change.

If a fundamental change occurs on or prior to January     , 2017, we will under certain circumstances adjust the Conversion Rate to provide for the issuance of additional common stock upon any conversion of Series B Preferred Stock in connection with such fundamental change. The number of additional shares delivered depends on the date on which the fundamental change becomes effective and the price paid per common share in the transaction constituting the fundamental change. See “Description of Series B Preferred Stock—Adjustment to Conversion Rate Upon Certain Fundamental Changes.” Although the adjustment to the Conversion Rate of Series B Preferred Stock that are converted is designed to compensate you for the lost option value of the Series B Preferred Stock as a result of the fundamental change, this adjustment to the Conversion Rate is only an approximation of the lost value and may not adequately compensate stockholders for the loss. In addition, if a fundamental change occurs after January     , 2017, or if the applicable price is less than or equal to $             per share or greater than $             per share (in each case, subject to adjustment), we will not make an adjustment to the Conversion Rate.

The conversion rate of the Series B Preferred Stock may not be adjusted for all dilutive events.

The Conversion Rate of the Series B Preferred Stock is subject to adjustments for certain events, including the issuance of share dividends on our common shares in excess of certain dividend thresholds; the issuance of rights or warrants; subdivisions or combinations of our common shares; distributions of capital stock, indebtedness, or assets; cash dividends; and issuer tender or exchange offers. See “Description of Series B Preferred Stock—Conversion Rate Adjustments.” The Conversion Rate may not be adjusted for other events that may adversely affect the trading price of the Series B Preferred Stock or the common shares into which such Series B Preferred Stock may be convertible.

Shares of our Series B Preferred Stock have not been rated and our future offerings of debt or preferred equity securities may adversely affect the value of our Series B Preferred Stock.

The shares of our Series B Preferred Stock have not been rated by any nationally recognized statistical rating organization. Furthermore, our charter provides that we may issue up to 20,000,000 shares of preferred stock in one or more series. In addition to our outstanding Series A Preferred Stock, we currently have an agreement with Cantor Fitzgerald & Co., or Cantor, pursuant to which we may issue up to 2.0 million shares of our Series A Preferred Stock, of which 1,875,500 shares have been issued. The issuance of additional preferred stock on par with or senior to the Series B Preferred Stock could have the effect of diluting the amounts we may have available for the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. The Series B Preferred Stock will be subordinated to all our existing and future debt. The Series B Preferred Stock does not contain any provisions affording the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might harm the holders of the Series B Preferred Stock.

Our charter contains limits on ownership and transfer of our Series B Preferred Stock and common stock, which could have adverse consequences to you.

To assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, our charter provides that, with certain exceptions, no person or entity may own, directly or by the attribution provisions of the U.S. federal tax laws, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or, with respect to any class or series of preferred stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of preferred stock, including the Series A Preferred Stock, and no person or entity may own, directly or by the attribution provisions of the U.S. federal tax laws, more than 9.8% of the value of our outstanding shares of capital stock. Our board of directors, in its sole and absolute discretion, may waive or modify the ownership limit with respect to one or more persons or entities who would not be treated as “individuals” for purposes of the U.S. federal tax laws if it is satisfied, based upon information required to be provided by the party seeking the waiver or upon an opinion of counsel satisfactory to the board of directors, that ownership in excess of this limit will not otherwise jeopardize our status as a REIT for U.S. federal income tax purposes.

If any transfer of shares of our Series B Preferred Stock or other capital stock occurs (including the acquisition of common stock upon a conversion of our Series B Preferred Stock) which, if effective, would result in any person owning, directly or indirectly, shares of our capital stock in violation of the ownership limits set forth above, then that number of shares which would cause the violation will be automatically transferred to a trust for the benefit of a charitable beneficiary, or if the transfer to the trust would not be effective for any reason to prevent the violation of the ownership limit, then the transfer of that number of shares which would cause the violation will be void ab initio and the intended transferee will not acquire any rights in such shares of capital stock.

The ownership limit and transfer restrictions may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our stockholders’ ability to realize a premium over the then prevailing market price for our common stock in connection with a change in control. The ownership limit and transfer restrictions would also preclude Series B Preferred Stockholders from increasing their position in our Series B Preferred Stock above the proscribed 9.8% limit without board approvals and may also constrain certain transferees from being able to purchase our Series B Preferred Stock.

You should consider the United States federal income tax consequences of owning the Series B Preferred Stock.

The principal U.S. federal income tax consequences of purchasing, owning and disposing of the Series B Preferred Stock and any common stock received upon their conversion are summarized under “Additional Federal Income Tax Considerations” in this prospectus supplement and under “Certain Federal Income Tax

Considerations” in the accompanying prospectus. Certain of our actions, including an increase in the cash dividend on our common stock in excess of the Dividend Threshold Amount, may result in an adjustment to the Conversion Rate that could cause you to be deemed to receive a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a foreign shareholder, such deemed dividend may subject you to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Additional Federal Income Tax Considerations” in this prospectus supplement and “Certain Federal Income Tax Considerations” in the accompanying prospectus.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge MBS and related borrowings by requiring us to limit our income in each year from qualifying and non-qualifying hedges, together with any other income not generated from qualified sources, to less than 25% of our gross income. In addition, we must limit our aggregate income from non-qualifying hedging, fees and certain other non-qualifying sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income (which for these purposes, does not include income from qualifying hedges). As a result, we may in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Dividends payable by REITs do not qualify for the reduced tax rates.

Tax legislation enacted in 2003 reduced the maximum U.S. federal tax rate on certain corporate dividends paid to individuals and other non-corporate taxpayers to 15% (through 2010). Dividends paid by REITs to these stockholders are generally not eligible for these reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to non-REIT corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Increased levels of prepayments from loans and MBS may decrease our net interest income.

When borrowers prepay their mortgage loans faster than expected, this results in an early return of principal and, generally, a shorter average life for the related mortgage assets. Faster than expected prepayments could harm our profitability as follows:

•	We may purchase mortgage loans and MBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we may pay a premium over the par value to acquire the asset. In accordance with accounting rules, we amortize this premium over the term of the mortgage-related asset. We estimate prepayment speeds for the purposes of amortizing the premium or discount for each mortgage-related asset that we acquire. If the prepayment speeds for the mortgage-related asset are faster than expected, the interest income related to that asset may be reduced and the amortization of the premium may be accelerated.

•	We anticipate that a substantial portion of our adjustable-rate mortgage loans and MBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-related asset is prepaid prior to or soon after the time of adjustment to a fully indexed rate, we will have held that mortgage-related asset while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new mortgage-related assets similar to the prepaid assets, our financial condition, results of operation and cash flow would suffer.

•	Certain mortgage related assets, such as interest-only securities, bear a concentrated level of prepayment risk. Faster than expected prepayments could result in a reduction of interest income and an increase in premium amortization expense, resulting in lower net income, and may result in an impairment of the value of the asset.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While we seek to minimize prepayment risk to the extent practical, in selecting investments, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering of our Series B Preferred Stock, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $23.5 million ($27.1 million if the underwriters’ over-allotment option is exercised in full).

We are conducting this offering to increase our equity capital base which will allow us to grow our balance sheet through the deployment of equity and the use of leverage. We will use the net proceeds from this offering to acquire mortgage-related assets consistent with our investment policy. We then intend to increase our investment assets by borrowing against these mortgage-related assets and using the proceeds of such borrowings to acquire additional mortgage-related assets. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.

CAPITALIZATION

The following table sets forth our actual capitalization as of September 30, 2006, and our capitalization as adjusted to give effect to the issuance of 1,000,000 shares of our Series B Preferred Stock in this offering, which assumes the underwriters do not exercise their over-allotment option.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual	As Adjusted(1)
	(in thousands)
Stockholders’ Equity:
Preferred stock: 20,000 shares authorized
8.625% Series A Cumulative Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share; 1,876 shares issued and outstanding	$45,397	$45,397
6.25% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share; no shares issued and outstanding; 1,000 issued and outstanding, as adjusted	—	23,500
Common stock, par value $0.01 per share; 100,000 authorized; 45,379 shares issued and outstanding	454	454
Additional paid-in capital	525,253	525,253
Accumulated other comprehensive loss consisting of unrealized losses(2)	(52,495)	(52,495)
Accumulated Deficit	(28,892)	(28,892)

Total stockholders’ equity	$489,717	$513,217

(1)	After deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ over-allotment option to purchase up to an additional 150,000 shares of our Series B Preferred Stock. Does not include 212,184 shares of our common stock issued subsequent to September 30, 2006 consisting of 197,362 shares issued pursuant to our 2004 Equity Compensation Plan and 14,822 shares issued pursuant to our Dividend Reinvestment and Stock Purchase Plan.
(2)	Represents unrealized losses resulting from mark-to-market adjustment on our available for sale securities.

DISTRIBUTIONS

To maintain our qualification as a REIT, we must distribute substantially all of our taxable income to our stockholders for each year. We have done this in the past and intend to continue to do so in the future. We also have declared and paid regular quarterly dividends in the past and intend to do so in the future. We have adopted a dividend reinvestment plan to enable common stockholders to reinvest dividends automatically in additional shares of common stock.

The following table sets for the cash distributions declared per common share during each fiscal quarter of our current fiscal year and our last three fiscal years and the cash distributions declared per share of Series A Preferred Stock during each fiscal quarter of our current fiscal year and since the creation of the Series A Preferred Stock.

	Cash Distributions Declared Per Common Share	Cash Distributions Declared Per Series A Preferred Share
2006
First quarter	$0.02	$0.539063
Second quarter	$0.02	$0.539063
Third quarter	$0.02	$0.539063
Fourth quarter	$0.02	$0.539063
2005
First quarter	$0.27	$0.539063
Second quarter	$0.18	$0.539063
Third quarter	$0.08	$0.539063
Fourth quarter	$0.02	$0.539063
2004
First quarter	$0.38	—
Second quarter	$0.33	—
Third quarter	$0.27	—
Fourth quarter	$0.27	$0.335417
2003
First quarter	$0.45	—
Second quarter	$0.45	—
Third quarter	$0.33	—
Fourth quarter	$0.33	—

We have not established a minimum distribution payment level on our common stock and our ability to pay distributions on our common stock or our Series B Preferred Stock may be adversely affected for the reasons described under the caption “Risk Factors” in this prospectus supplement, the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption “Risk Factors” in the accompanying prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred dividends for the periods shown:

	For the Nine Months Ended September 30, 2006	For the Year Ended December 31,
		2005	2004	2003	2002	2001
Ratio	0.95	1.12	1.57	2.10	2.07	1.58

The ratios of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by fixed charges and preferred dividends. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense on all indebtedness. The ratios are based solely on historical financial information and no pro forma adjustments have been made thereto.

OUR MANAGEMENT

Our executive officers are as follows:

Lloyd McAdams.    Mr. McAdams has been our Chairman of the Board, President and Chief Executive Officer since our formation in 1997. Mr. McAdams served in those capacities at Anworth Mortgage Advisory Corporation, our management company, from its formation in 1997 until its merger with our company in June 2002. Mr. McAdams has also served as Chairman of the Board of Belvedere Trust Mortgage Corporation, or Belvedere Trust, and Chairman of the Board and Chief Executive Officer of its management company, BT Management Company, L.L.C., or BT Management, since their formation in November 2003. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages portfolios for institutional and individual clients. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist.

Thad M. Brown.    Mr. Brown has been the Chief Financial Officer, Treasurer and Secretary of our company since June 2002. Mr. Brown has also been a manager and Chief Financial Officer of BT Management since its formation. Mr. Brown has also been the Chief Operating and Compliance Officer, Secretary and Treasurer of PIA since April 2002. From 1999 to 2002, Mr. Brown was President and Chief Executive Officer of Wealthpoint, a financial consulting and investment advisory firm. From 1987 until 1999, Mr. Brown was associated with Provident Investment Counsel, eventually becoming its Chief Operating Officer and Senior Vice President. Mr. Brown began his career with Touche Ross & Co. Mr. Brown graduated magna cum laude from Metropolitan State College, holds a master’s degree in tax law from the University of Denver, is a Certified Public Accountant, and received the Personal Financial Specialist designation from the American Institute of Certified Public Accountants and the Certified Financial Planner designation from the CFP board.

Joseph E. McAdams.    Mr. McAdams has been a director and Executive Vice President of our company since June 2002 and Chief Investment Officer of our company since January 2003. Mr. McAdams joined our company as a Vice President in June 1998. Mr. McAdams has also served as a director of Belvedere Trust and a manager of BT Management since their formation. Mr. McAdams joined PIA in 1998 and holds the position of Senior Vice President. Mr. McAdams serves as Fixed Income Portfolio Manager of PIA with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. as a mortgage-backed security trader and analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder.

Heather U. Baines.    Ms. Baines has been an Executive Vice President of our company since its formation. Ms. Baines served as an Executive Vice President of our management company from its formation until its merger with our company. Since 1987, Ms. Baines has held the position of President and Chief Executive Officer of PIA. From 1978 to 1987, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Senior Vice President and Director. Ms. Baines holds a bachelors degree from Antioch College.

Charles J. Siegel.     Mr. Siegel joined our company in October 2004 and has served as Senior Vice President—Finance, since January 2005 and as Assistant Secretary since May, 2005. From February 2003 to September 2004, Mr. Siegel was affiliated with Borrowers Best Mortgage Company, L.P., a mortgage originator, initially as a consultant and then as its Chief Financial Officer. From October 2001 to February 2003, Mr. Siegel served as the Chief Financial Officer of Instafi.com, a mortgage originator. From 2000 to October 2001, Mr. Siegel was an independent consultant and also worked as a financial planner. From December 1999 until August 2000, Mr. Siegel served as a consultant to PacificAmerica Money Center, where he had served as Chief

Financial Officer from 1993 until October 1999. PacificAmerica Money Center filed for bankruptcy protection in November 1999. Mr. Siegel began his career with KPMG, LLP. Mr. Siegel holds a Bachelor of Science degree from Syracuse University and is a Certified Public Accountant.

Evangelos Karagiannis.    Mr. Karagiannis has been a Vice President and Portfolio Manager of our company since its formation. Mr. Karagiannis served as a Vice President of our management company from its formation until its merger with our company. Mr. Karagiannis joined PIA in 1992 and holds the position of Vice President. Mr. Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA’s quantitative research. Mr. Karagiannis has been the author, and co-author with Mr. Lloyd McAdams, of articles on fixed income portfolio management and for PIA’s internal research. Mr. Karagiannis holds a Doctor of Philosophy degree in physics from the University of California at Los Angeles, or UCLA, and, prior to joining PIA, was a postdoctoral fellow at UCLA, where he was a Fulbright Scholar. Mr. Karagiannis is also a Chartered Financial Analyst charterholder.

Bistra Pashamova.    Ms. Pashamova has been a Vice President of our company since October 2002 and a Portfolio Manager since she joined our company in June 2002. Ms. Pashamova joined PIA in 1997 and holds the position of Vice President. Ms. Pashamova serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities. Ms. Pashamova has over seven years of investment experience, having started her career at PIA as an investment analyst. Ms. Pashamova holds a master’s degree in economics from the University of Southern California and a Bachelor’s degree in Economics and International Studies from Denison University. Ms. Pashamova is also a Chartered Financial Analyst charterholder.

Claus Lund.    Mr. Lund has been the Chief Executive Officer and a director of Belvedere Trust and a manager and the President of BT Management since their formation. Mr. Lund was previously the Executive Vice President of Mortgage Asset Management at Bank of America from September 1992 to November 1998 and Chief Administrative Officer and Senior Vice President of Business Process Outsourcing at Providian Financial from May 1999 to June 2001. Mr. Lund holds a Master of Business Administration degree from UCLA and a Master of Arts from Stanford University for Germanic Studies. Mr. Lund had served as a director of E-LOAN, Inc. until October 31, 2005 when E-LOAN was acquired by Banco Popular.

Russell J. Thompson.    Mr. Thompson has been the Chief Financial Officer of Belvedere Trust and a manager and Executive Vice President of BT Management since their formation. Mr. Thompson was previously a Vice President and the Manager of Mortgage Capital Markets for a portion of his engagement at Bank of America from October 1994 to September 1999 and Senior Vice President for a portion of his engagement at Providian Financial from September 1999 to November 2003. Mr. Thompson holds a Master of Business Administration from UCLA and a Bachelor of Science in Business from the University of Southern California.

OUR COMPANY

Our Business

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities, referred to as MBS, and residential mortgage loans that we acquire in the secondary market. United States agency securities are securities that are obligations guaranteed by the United States government or guaranteed by federally sponsored enterprises such as Fannie Mae, Freddie Mac or Ginnie Mae. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities and other mortgage-related assets. Our returns are principally earned on the spread between the yield on our interest-earning assets and the interest cost of the funds we borrow. Through Belvedere Trust, we acquire mortgage loans with a focus on high credit-quality jumbo adjustable-rate, hybrid and first-lien mortgages. Belvedere Trust, through taxable REIT subsidiaries, securitizes a substantial amount of those mortgage loans and then retains a portion of the mortgage-backed securities while selling the balance to third parties in the secondary market.

At September 30, 2006 we had total assets of $6.70 billion. Our portfolio as of such date consisted of $4.65 billion of agency MBS distributed as follows: 29% agency adjustable-rate MBS, 54% agency hybrid adjustable-rate MBS, 17% agency fixed-rate MBS and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs. Belvedere Trust’s other MBS held as of September 30, 2006 were approximately $147.4 million. Belvedere Trust had no mortgage loans held for securitization as of September 30, 2006. Belvedere Trust’s securitized mortgage loans were $1.83 billion. As of September 30, 2006, Belvedere Trust’s assets comprised 30% of our overall assets, or approximately $1.99 billion in mortgage-related assets. Our total equity at September 30, 2006 was $489.7 million. Common stockholders’ equity was approximately $442.8 million, or $9.75 per share. For the three months ended September 30, 2006, we reported net loss of $2.4 million. Our net loss to common stockholders was $3.4 million, or a net loss of $0.07 per diluted share. This loss includes a net loss of approximately $1.3 million for Belvedere Trust.

We have elected to be taxed as a real estate investment trust, or REIT, under the Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders. Certain direct and indirect subsidiaries of Belvedere Trust are taxable REIT subsidiaries and, as such, are liable for corporate income tax expenses.

Our Strategy

Investment Strategy

Our strategy is to invest primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate MBS, high quality jumbo residential real estate mortgage loans and other mortgage-related assets. We seek to acquire assets that will produce competitive returns after considering the amount and nature of the investment’s anticipated returns, our ability to pledge the investment to secure collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. We do not currently originate mortgage loans or provide other types of financing to the owners of real estate. Mortgage loans may be purchased directly from originators or from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders.

Financing Strategy

We finance the acquisition of MBS with short-term borrowings and, to a lesser extent, equity capital. We employ short-term borrowing to attempt to increase potential returns to our stockholders. Pursuant to our Capital and Leverage Policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

We usually borrow at short-term rates using repurchase agreements. Repurchase agreements are generally short-term in nature with a typical maximum term of two years. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against those on our mortgage-related assets in order to lessen our liquidity and interest rate-related risks. We generally seek to diversify our exposure by entering into repurchase agreements with multiple counterparties, which we believe are financially sound and are approved by our board of directors.

We primarily finance our acquisition of residential real estate mortgage loans by issuing pass-through long-term debt through securitizations. The interest rates on the long-term debt are variable and are based either upon the interest rates on the underlying loan collateral or upon the London Interbank Offered Rate, or LIBOR. The maturities on the long-term debt are also based upon the maturities of the underlying mortgages. In addition, we enter into whole loan financing facilities to finance our residential loan acquisitions prior to securitization. The whole loan financing facilities are short-term borrowings that are secured by the loans.

Growth Strategy

Our long-term objective is to further grow our earnings and our dividends per common share using various strategies which may include the following:

•	decreasing the ratio of operating expenses to stockholder equity by increasing the amount of our stockholders’ equity at a rate faster than the rate of increase in our operating expenses;

•	issuing additional common shares when the net proceeds will materially increase the paid-in capital per share and the common book value per share;

•	repurchasing outstanding common shares when the net cost will materially increase earnings per share and return on equity; and

•	lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders rather than using financial intermediaries and possibly using commercial paper, medium-term note programs, preferred stock and other forms of capital.

Our Operating Policies

We have established the following four primary operating policies to implement our business strategies:

•	our Asset Acquisition Policy;

•	our Capital and Leverage Policy;

•	our Credit Risk Management Policy; and

•	our Asset/Liability Management Policy.

The following are summaries of these operating policies:

Asset Acquisition Policy

Our Asset Acquisition Policy provides guidelines for acquiring investments and contemplates that we will acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective investment guidelines are as follows:

Category I.    At least 60% of our total assets will generally be adjustable—or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac. Also included in Category I are the portion of real estate mortgage loans that have been deposited into a trust and have received a rating within one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Category II.    At least 90% of our total assets will generally consist of Category I investments plus unsecuritized mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies and the portion of real estate mortgage loans that have been deposited into a trust and have received an investment grade rating by at least one nationally recognized statistical rating organization.

Category III.    No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities. Under our Category III investment criteria, we may acquire other types of mortgage derivative securities including, but not limited to, interest-only, principal-only or other MBS that receive a disproportionate share of interest income or principal.

Capital and Leverage Policy

We employ a leverage strategy to increase our investment assets by borrowing against existing mortgage-related assets and using the proceeds to acquire additional mortgage-related assets. We generally borrow, on a short-term basis, between eight to twelve times the amount of our equity allocated to our investments in investment grade agency MBS.

Credit Risk Management Policy

We review credit risk and other risks of loss associated with each of our potential investments. In addition, we may diversify our portfolio of mortgage-related assets to avoid undue geographic, insurer, industry and certain other types of concentrations.

Asset/Liability Management Policy

Interest Rate Risk Management.    To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage-related assets and related debt against the effects of major interest rate changes. Depending on market conditions and the cost of the transactions, we may conduct certain hedging activities in connection with the management of our portfolio.

Prepayment Risk Management.    We also seek to lessen the effects of prepayment of mortgage loans underlying our securities at a faster or slower rate than anticipated by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage-related assets with prepayment prohibitions and penalties, investing in certain mortgage security structures that have prepayment protections and purchasing mortgage-related assets at a premium or at a discount. We monitor prepayment risk through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and net consolidated balance sheets market value.

Our Investments

Mortgage-Backed Securities

Investments in MBS may consist of the following:

•	Pass-Through Certificates are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly, in effect, “passing through” monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor of the securities.

•	Collateralized Mortgage Obligations are MBS, which may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities. CMOs are structured into multiple classes with each class bearing a different stated maturity and monthly payments of principal, including prepayments, are first returned to investors with the shortest maturity class. Investors with the longer maturity classes receive principal only after the first class has been retired.

Other Types of Mortgage-Backed Securities

Investments in other types of MBS may consist of the following:

•	Mortgage Derivative Securities in an amount not to exceed 10% of our total assets. Mortgage derivative securities provide for the holder to receive interest-only, principal-only or interest and principal in amounts that are disproportionate to those payable on the underlying mortgage loans. Payments on mortgage derivative securities are highly sensitive to the rate of prepayments on the underlying mortgage loans.

•	Inverse Floaters, which are a class of CMOs with a coupon rate that resets in the opposite direction from the market rate of interest to which it is indexed, including LIBOR or the 11th District Cost of Funds Index, or COFI. Any rise in the index rate, which can be caused by an increase in interest rates, causes a drop in the coupon rate of an inverse floater, while any drop in the index rate causes an increase in the coupon of an inverse floater.

•	Subordinated Interests, which are classes of MBS that are junior to other classes of the same series of MBS in the right to receive payments from the underlying mortgage loans. The subordination may be for all payment failures on the mortgage loans securing or underlying such series of mortgage securities.

•	Mortgage Warehouse Participations, which are participations in lines of credit to mortgage loan originators secured by recently originated mortgage loans that are in the process of being sold to investors. We anticipate that these investments, together with our investments in other Category III assets, will not in the aggregate exceed 10% of our total mortgage-related assets.

•	Other Mortgage Derivative Securities Developed in the Future

Other Mortgage- Related Assets

Investments in other mortgage-related assets may consist of the following:

•	Mortgage Loans. We also acquire and accumulate mortgage loans through Belvedere Trust as part of our investment strategy until a sufficient quantity has been accumulated for securitization into high-credit quality MBS in order to enhance their value and liquidity. Mortgage loans and other mortgage-related assets are purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loan associations, banks, mortgage bankers and other mortgage lenders. We acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. We anticipate that any mortgage loans that we acquire and do not immediately securitize, together with our investments in other mortgage-related assets that are not Category I assets, will not constitute more than 40% of our total mortgage-related assets at any time. To meet our investment criteria, mortgage loans acquired by us will generally conform to the underwriting guidelines established by Fannie Mae, Freddie Mac or to secondary market standards for high quality mortgage loans.

•	Other Investments. We may acquire other investments that include equity and debt securities issued by other primarily mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments will be limited to less than 10% of total assets, we have no limit on the ratio between our stockholders’ equity and the amount of other investments. There may be periods in which other investments represent a large portion of our stockholders’ equity.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to our charter and the articles supplementary establishing the Series B Preferred Stock, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. This description of the particular terms of the Series B Preferred Stock supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus. If the description of the Series B Preferred Stock in this prospectus supplement differs from the general description of our preferred stock in the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

We are authorized to issue up to 20,000,000 shares of preferred stock from time to time, in one or more series or classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine prior to issuance thereof by adoption of articles supplementary to our charter without any further vote or action by our stockholders.

Ranking

The Series B Preferred Stock ranks senior to our common stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. The Series B Preferred Stock ranks on parity with all other series of preferred stock that we may issue ranking on par with the Series B Preferred Stock, including our Series A Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. We refer to such series of parity preferred stock as Parity Preferred.

Dividends

Holders of Series B Preferred Stock, referred to as Series B Preferred Stockholders, are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% per annum of the $25.00 liquidation preference (equivalent to $1.5625 per share). Such dividends will be cumulative from                     , 2007 for shares issued in this offering, and will be payable to investors quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a Dividend Payment Date). The first dividend for shares issued in this offering will be payable on                     , 2007 and will be for less than the full quarterly dividend period. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on our records at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a Dividend Record Date). Holders of Series B Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Stock. No interest will be paid in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

No dividends on shares of Series B Preferred Stock will be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Except as set forth in the next paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of common stock or dividends in shares of any series of preferred stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment. Nor will any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on par with the Series B Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on par with the Series B Preferred Stock as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Series B Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Series B Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

Series B Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our Series B Preferred Stockholders are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to our common stockholders or to holders of any series of our preferred stock that we may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Preferred, then the Series B Preferred Stockholders and stockholders of such classes or series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series B Preferred Stockholders will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, our Series B Preferred Stockholders will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

Our Series B Preferred Stockholders do not have any voting rights, except as set forth below.

Whenever dividends on any shares of Series B Preferred Stock will be in arrears for six or more quarterly periods (whether or not consecutive) (a Preferred Dividend Default), our Series B Preferred Stockholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional members of our board of directors (or Preferred Stock Directors), and the number of directors on the board of directors will increase by two, at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock or any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period will have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock have been paid in full or set aside for payment in full, the Series B Preferred Stockholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate and the number of directors on the board of directors will decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default will continue, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (which we refer to as an Event), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series B Preferred Stockholders and, provided further, that any increase in the amount of the authorized preferred stock, including the Series B Preferred Stock, or the creation or issuance of any additional Series B Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Maturity

Our Series B Preferred Stock has no maturity date and we are not required to redeem the Series B Preferred Stock. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely unless a Series B Preferred Stockholder or we decide to convert it or a Series B Preferred Stockholder elects to have us purchase it upon a fundamental change. See “—Conversion Rights,” “—Company Conversion Option” and “—Purchase of Series B Preferred Stock Upon a Fundamental Change” below.

Redemption

We may not redeem the Series B Preferred Stock. On or after January     , 2012, we have the right to require each Series B Preferred Stockholder to convert its Series B Preferred Stock to common stock. See “—Company Conversion Option” below.

Conversion Rights

Series B Preferred Stockholders, at their option, may convert some or all of their outstanding Series B Preferred Stock initially at a conversion rate of          shares of common stock per $25.00 liquidation preference (or the Conversion Rate), which is equivalent to an initial conversion price of approximately $         per share of common stock, a     % premium over $         per share, the last reported sales price of our common stock on January     , 2007. Shares of our Series B Preferred Stock will only be convertible into shares of our common stock.

We will not issue fractional shares of common stock upon the conversion of Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of shares of our common stock on the trading day immediately prior to the Conversion Date (as defined below).

Series B Preferred Stockholders are not entitled to any rights of a common stockholder until such Series B Preferred Stockholder has converted its Series B Preferred Stock, and only to the extent that the shares of Series B Preferred Stock are deemed to have been converted to common stock under our articles supplementary.

Company Conversion Option

On or after January     , 2012, we may, at our option, require the Series B Preferred Stockholders to convert the Series B Preferred Stock into that number of shares of our common stock that are issuable at the then prevailing Conversion Rate (we refer to this option as the Company Conversion Option). We may exercise our Company Conversion Option only if our common stock price equals or exceeds 130% of the then prevailing conversion price of the Series B Preferred Stock for at least twenty (20) trading days in a period of thirty (30) consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option as described below.

To exercise our Company Conversion Option described above, we must issue a press release for publication on Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to our Series B Preferred Stockholders (not more than four (4) trading days after the date of the press release) of the exercise of our Company Conversion Option announcing our intention to convert the Series B Preferred Stock. The Conversion Date (or the Company Conversion Option Date) will be the date that is five (5) trading days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our Company Conversion Option will state, as appropriate:

•	the Company Conversion Option Date;

•	the number of shares of our common stock to be issued upon conversion of each Series B Preferred Stock;

•	the number of shares of Series B Preferred Stock to be converted; and

•	that dividends on the Series B Preferred Stock to be converted will cease to accrue on the Company Conversion Option Date.

Conversion Procedures

Series B Preferred Stockholders may convert some or all of their shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of directors, the certificate or certificates for the Series B Preferred Stock to be converted accompanied by a written notice stating that the Series B Preferred Stockholder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the Series B Preferred Stockholder wishes the certificate or certificates for the shares of common stock to be issued. In case the notice specifies a name or names other than the Series B Preferred Stockholder’s name, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of the Series B Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable full common stock to which the Series B Preferred Stockholder, or the Series B Preferred Stockholder’s transferee, will be entitled and (b) if less than the full number of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series B Preferred Stock to be converted (or the Conversion Date) so that the Series B Preferred Stockholder’s rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those shares of common stock at that time.

In lieu of the foregoing procedures, if the shares of Series B Preferred Stock are held in global certificate form, the Series B Preferred Stockholder must comply with the procedures of DTC to convert the Series B Preferred Stockholder’s beneficial interest in respect of the Series B Preferred Stock evidenced by a global stock certificate of the Series B Preferred Stock.

Series B Preferred Stockholders are not eligible to exercise any rights of a common stockholder until they have converted their Series B Preferred Stock into common stock.

In case any shares of Series B Preferred Stock are to be converted pursuant to our Company Conversion Option, a Series B Preferred Stockholder’s right to voluntarily convert those shares of Series B Preferred Stock will terminate if we have not received such Series B Preferred Stockholder’s conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the date fixed for conversion pursuant to our Company Conversion Option.

If more than one share of Series B Preferred Stock is surrendered for conversion by the same stockholder at the same time, the number of shares of full common stock issuable on conversion of those Series B Preferred Stock will be computed on the basis of the total number of Series B Preferred Stock so surrendered.

We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares of capital stock, for issuance upon the conversion of Series B Preferred Stock, a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding Series B Preferred Stock.

Before the delivery of any securities upon conversion of the Series B Preferred Stock, we will comply with all applicable federal and state laws and regulations. All common stock delivered upon conversion of the Series B Preferred Stock will upon delivery be duly authorized, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

If a Series B Preferred Stockholder has exercised its right to require us to repurchase shares of Series B Preferred Stock as described under “—Purchase of Series B Preferred Stock Upon a Fundamental Change,” the Series B Preferred Stockholder’s conversion rights with respect to the Series B Preferred Stock so subject to repurchase will expire if we have not received their conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price. If a Series B Preferred Stockholder has submitted any such shares for repurchase, such shares may be converted only if the Series B Preferred Stockholder submits a notice of withdrawal or complies with applicable DTC procedures.

Payment of Dividends Upon Conversion

Optional Conversion

General.    If a Series B Preferred Stockholder exercises its conversion rights, upon delivery of the Series B Preferred Stock for conversion, those shares of Series B Preferred Stock will cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the Series B Preferred Stockholder will not receive any cash payment representing accrued and unpaid dividends on the Series B Preferred Stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series B Preferred Stock converted at the Series B Preferred Stockholder’s election, or for dividends on the common stock issued upon such conversion.

Conversion On or Before Dividend Record Date.    If we receive a conversion notice before the close of business on a Dividend Record Date, the Series B Preferred Stockholder will not be entitled to receive any portion of the dividend payable on such converted stock on the corresponding Dividend Payment Date.

Conversion After Record Date and Prior to Dividend Payment Date.    If we receive a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Series B Preferred Stockholder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that Dividend Payment Date, because that Series B Preferred Stockholder will have been the Series B Preferred Stockholder of record on the corresponding Dividend Record Date. At the time that such Series B Preferred Stockholder surrenders Series B Preferred Stock for conversion, however, it must pay to us an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.

Conversion On or After Dividend Payment Date.    If the Series B Preferred Stockholder is a Series B Preferred Stockholder on a Dividend Record Date who converts such shares of Series B Preferred Stock into shares of common stock on or after the corresponding Dividend Payment Date such Series B Preferred Stockholder will be entitled to receive the dividend payable on such shares of Series B Preferred Stock on such Dividend Payment Date, and the Series B Preferred Stockholder will not need to include payment of the amount of such dividend upon surrender for conversion of shares of the Series B Preferred Stock.

Company Conversion Option

General.    If we convert a Series B Preferred Stockholder’s shares pursuant to our Company Conversion Option, whether prior to, on, or after the Dividend Record Date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to the Series B Preferred Stockholder.

Conversion Before Dividend Record Date.    If we exercise our Company Conversion Option and the effective date of the conversion of the Series B Preferred Stock is a date that is prior to the close of business on any Dividend Record Date, the Series B Preferred Stockholder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

Conversion On or After Dividend Record Date and Prior to Dividend Payment Date.    If we exercise our Company Conversion Option and the effective date of the conversion of the Series B Preferred Stock is a date that is on or after the close of business on any Dividend Record Date and prior the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series B Preferred Stock called for a conversion on such date, will be payable on such Dividend Payment Date to the Series B Preferred Stockholder if the Series B Preferred Stockholder is the record holder of such shares on such record date.

Conversion Rate Adjustments

We will adjust the Conversion Rate if any of the following events occur:

1. We issue shares of our common stock as a dividend or distribution to all or substantially all of our common stockholders (other than pursuant to our current dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan we adopt which is not materially adverse to Series B Preferred Stockholders and in any case which is without duplication subject to an adjustment under 6 below);

2. We subdivide, combine or reclassify our common stock;

3. We distribute to all or substantially all of our common stockholders certain rights or warrants to subscribe for or purchase, for a period expiring within sixty (60) days, common stock, or securities convertible into or exchangeable or exercisable for our common stock, at less than the closing sale price of our common stock on the trading day immediately preceding the date of the announcement of such distribution, provided that the Conversion Rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

4. We distribute to all or substantially all of our common stockholders shares of our capital stock or issue evidence of our indebtedness or assets, including securities, but excluding:

•	dividends or distributions referred to in 1 above;

•	rights or warrants referred to in 3 above;

•	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below; and

•	cash dividends or cash distributions referred to in 6 below;

5. We distribute to all or substantially all of our common stockholders capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

6. We pay any cash dividend or cash distribution during any quarterly fiscal period to all or substantially all of our common stockholders in an aggregate amount that, together with other cash dividends or cash distributions made during such quarterly fiscal period, results in an annualized common stock dividend yield which is greater than 6.25%, referred to as the Dividend Threshold Amount.

The Conversion Rate will be adjusted based on the following formula:

CR(1) = CRo +(($25.00 x (CSY – 6.25%)/4)/SP)

where,

CRo = the Conversion Rate in effect immediately prior to the record date for such distribution

CR(1) = the Conversion Rate in effect immediately after the record date for such distribution

SP = the average of the closing sale price per share of common stock over the ten (10) consecutive trading day period prior to the trading day immediately preceding the earlier of the record date or the ex-dividend date of such cash excess dividend or distribution

CSY = the annualized common stock dividend yield, calculated as all cash dividends and cash distributions paid to our common stockholders during the fiscal quarter, multiplied by four (4), divided by SP

$25.00 = the liquidation preference of our Series B Preferred Stock

6.25% = the dividend rate of our Series B Preferred Stock; or

7. We make payments in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per stock exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

To the extent we have a rights plan in effect upon conversion of the Series B Preferred Stock into common stock, the Series B Preferred Stockholders will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if we made a distribution referred to in 4 above (without regard to any of the exceptions there).

In the case of the following events (each, a Business Combination):

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or

•	a statutory share exchange;

in each case, as a result of which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, a Series B Preferred Stockholder will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Series B Preferred Stockholder would have owned or been entitled to receive upon such Business Combination, except that the Series B Preferred Stockholder will not receive a make whole premium if the Series B Preferred Stockholder does not convert its Series B Preferred Stock “in connection with” (as defined in “—Adjustment to Conversion Rate Upon Certain Fundamental Change”) the relevant fundamental change. In the event that our common stockholders have the opportunity to elect the form of consideration to be received in such Business Combination, we will make adequate provision whereby the Series B Preferred Stockholders shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the Series B Preferred Stockholders who participate in such determination, shall be subject to any limitations to which all of our common stockholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our common stockholders, and (2) two trading days prior to the anticipated effective date of the Business Combination.

We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by our Series B Preferred Stockholders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Series B Preferred Stockholders will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the Series B Preferred Stockholder’s right to convert the Series B Preferred Stockholder’s shares into our common stock prior to the effective date.

To the extent permitted by law, we may, from time to time, increase the Conversion Rate for a period of at least twenty (20) days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. In addition, we may increase the Conversion Rate if our board of directors deems it advisable to avoid or diminish any income tax to common stockholders resulting from any distribution of common stock or similar event. We will give the Series B Preferred Stockholders at least fifteen (15) trading days’ notice of any increase in the Conversion Rate.

We will not adjust the Conversion Rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.01. Nor will we be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent (1%) in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent (1%) will be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described above in this section, we will not adjust the Conversion Rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable or exercisable securities.

A Series B Preferred Stockholder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate. See “Additional Federal Income Tax Considerations” below.

Adjustment to Conversion Rate Upon Certain Fundamental Changes

If a Series B Preferred Stockholder elects to convert its Series B Preferred Stock in connection with a fundamental change that occurs on or prior to                     , 2017, we will increase the Conversion Rate for the Series B Preferred Stock surrendered for conversion by a number of additional shares determined based on our common stock price at the time of such fundamental change. A conversion of the Series B Preferred Stock will be deemed for these purposes to be “in connection with” a fundamental change if the notice of conversion of the Series B Preferred Stock is received by the conversion agent (who initially shall be the transfer agent) from and including the effective date of the fundamental change up to and including the trading day prior to the purchase date. See “—Purchase of Series B Preferred Stock Upon a Fundamental Change” below.

The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (or the effective date) and the price (or the stock price) paid per share for our common stock in such fundamental change transaction. If our common stockholders receive only cash in such fundamental change transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the five (5) trading days prior to but not including the effective date of such fundamental change transaction.

The share prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Series B Preferred Stock is adjusted. See “—Conversion Rate Adjustments” above. The adjusted share prices will equal the product of the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Rate. See “—Conversion Rate Adjustments” above.

The following table sets forth the hypothetical common stock price and number of additional shares to be issuable per $25.00 liquidation preference of Series B Preferred Stock:

EFFECTIVE DATE	$8.00	$8.85	$9.50	$10.25	$13.50	$17.00	$20.50	$27.25
January , 2007*	0.521	0.387	0.318	0.293	0.222	0.176	0.146	0.110
January 1, 2008	0.521	0.385	0.298	0.249	0.189	0.150	0.124	0.094
January 1, 2009	0.521	0.385	0.294	0.228	0.151	0.120	0.099	0.075
January 1, 2010	0.521	0.385	0.294	0.211	0.109	0.087	0.072	0.054
January 1, 2011	0.521	0.385	0.294	0.211	0.064	0.050	0.042	0.031
January 1, 2012	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2013	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2014	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2015	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2016	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000
January 1, 2017	0.521	0.385	0.294	0.211	0.000	0.000	0.000	0.000

*	Original issue date of the Series B Preferred Stock

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the common stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the common stock price is in excess of $ per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	If the common stock price is less than $ per share (subject to adjustment), no additional shares will be issuable upon conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Purchase of Series B Preferred Stock Upon a Fundamental Change

In the event of a fundamental change described below, a Series B Preferred Stockholder will have the right to require us to purchase for cash all or any part of its Series B Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Series B Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.

Within thirty (30) days after the occurrence of a fundamental change, we will provide to the Series B Preferred Stockholder and the transfer agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice will state:

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which the Series B Preferred Stockholder may exercise the repurchase right;

•	the repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the Conversion Rate and any adjustment to the Conversion Rate that will result from the fundamental change;

•	that the Series B Preferred Stock with respect to which a repurchase notice is given by the Series B Preferred Stockholder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

•	the procedures that the Series B Preferred Stockholder must follow to exercise the repurchase rights.

Simultaneously with providing the Series B Preferred Stockholder such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.

To exercise the purchase right, a Series B Preferred Stockholder must deliver, on or before the twentieth trading day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the Series B Preferred Stock to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Series B Preferred Stock duly completed, to the paying agent. The purchase notice will state:

•	the relevant purchase date;

•	the portion of the liquidation preference of Series B Preferred Stock to be purchased, in integral multiples of $25.00; and

•	that the Series B Preferred Stock are to be purchased by us pursuant to the applicable provisions of the Series B Preferred Stock.

If the Series B Preferred Stock are not in certificated form, its purchase notice must comply with applicable DTC procedures.

A Series B Preferred Stockholder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the trading day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the liquidation preference of the withdrawn Series B Preferred Stock, in integral multiples of $25.00;

•	if certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn Series B Preferred Stock; and

•	the liquidation preference, if any, which remains subject to the purchase notice.

If the shares of Series B Preferred Stock are not in certificated form, a Series B Preferred Stockholder’s notice of withdrawal must comply with applicable DTC procedures.

We will be required to purchase the Series B Preferred Stock no less than thirty (30) days nor more than forty-five (45) days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. The Series B Preferred Stockholder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Series B Preferred Stock. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Series B Preferred Stock on the trading day following the fundamental change purchase date, then:

•	the Series B Preferred Stock will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series B Preferred Stock is made or whether or not the Series B Preferred Stock Certificate is delivered to the paying agent); and

•	all of the Series B Preferred Stockholder’s other rights will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Series B Preferred Stock).

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading. A “change of control” will be deemed to have occurred at such time after the original issuance of the Series B Preferred Stock when the following has occurred:

1. any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of our total outstanding voting stock other than an acquisition by us or any of our subsidiaries;

2. we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than: (1) any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of our capital stock and (B) pursuant to which our capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3. we approve a plan of liquidation or dissolution.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the Series B Preferred Stock is then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States national securities exchange (including the Nasdaq Global Market), or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Series B Preferred Stock become convertible solely into such common stock.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of Maryland, which govern the Series B Preferred Stock, and our formation. Accordingly, the Series B Preferred Stockholder’s ability to require us to repurchase our Series B Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

In connection with the acquisition of the Series B Preferred Stock as a result of a fundamental change, we will comply with all U.S. federal and state securities laws in connection with any offer by us to purchase the Series B Preferred Stock upon such fundamental change.

This fundamental change purchase feature may make it more difficult or discourage a party from taking over our company and removing incumbent management. We are not aware, however, of any specific effort to accumulate our capital stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between our company and the underwriters.

We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a Series B Preferred Stockholder. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to repurchase the Series B Preferred Stock upon a fundamental change.

Our ability to repurchase Series B Preferred Stock upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the Series B Preferred Stock tendered by a Series B Preferred Stockholder. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. In addition, our ability to repurchase Series B Preferred Stock for cash may be limited by restrictions on our ability to obtain funds.

We will not be required to make an offer to purchase the Series B Preferred Stock upon a fundamental change if a third party (1) makes an offer to purchase the Series B Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Series B Preferred Stock upon a fundamental change and (2) purchases all of the Series B Preferred Stock validly delivered and not withdrawn under such offer to purchase Series B Preferred Stock.

Transfer and Dividend Paying Agent

American Stock Transfer & Trust Company will act as the transfer and dividend paying agent and registrar in respect of the Series B Preferred Stock.

Restrictions on Ownership

For us to maintain our qualification as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Also, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in complying with those share ownership rules, our charter contains provisions that restrict the ownership and transfer of our shares of capital stock. With certain exceptions, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or, with respect to any class or series of preferred stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of preferred stock, including the Series B Preferred Stock, and no person or entity may own, directly or constructively, more than 9.8% of the value of our outstanding shares of capital stock. If any transfer of shares of our Series B Preferred Stock or other capital stock occurs (including the acquisition of common stock upon a conversion of our Series B Preferred Stock) which, if effective, would result in any person owning, directly or indirectly, shares of our capital stock in violation of the ownership limits set forth above, then that number of shares which would cause the violation will be automatically transferred to a trust for the benefit of a charitable beneficiary, or if the transfer to the trust would not be effective for any reason to prevent the violation of the ownership limit, then the transfer of that number of shares which would cause the violation will be void ab initio and the intended transferee will not acquire any rights in such shares of capital stock. See “Description of Our Capital Stock—Restrictions on Transfer” in the accompanying prospectus for additional discussion.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

This section supplements the discussion under the caption “Certain Federal Income Tax Considerations” in the accompanying prospectus, which discussion (to the extent not inconsistent with the following) is incorporated in its entirety into this prospectus supplement. The following discussion is intended to supplement, where applicable, the corresponding discussions contained in the accompanying prospectus.

This section is based on current law. The tax law upon which this discussion is based could be changed, and any such change could have a retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders of our Series B Preferred Stock which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, stockholders that hold our Series B Preferred Stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the United States dollar. This discussion assumes that you will hold our Series B Preferred Stock as a “capital asset,” generally property held for investment, under the Code.

It is the opinion of Manatt, Phelps & Phillips, LLP that commencing with our taxable year ended December 31, 1998, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operation will enable us to continue meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Manatt, Phelps & Phillips, LLP is based on various assumptions relating to our operations, including that all factual representations and statements made by us regarding our operations are true and correct. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Manatt, Phelps & Phillips, LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Manatt, Phelps & Phillips, LLP is not binding on the IRS, or any court. The opinion of Manatt, Phelps & Phillips, LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

Our Qualification as a REIT

Our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the Code. A summary of certain U.S. federal income tax considerations relating to our election to be taxed as a REIT is provided in the accompanying prospectus. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. No assurance can be given that the actual results of our operation for any particular tax year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Certain Federal Income Tax Considerations—Failure to Qualify as a REIT” in the accompanying prospectus. In addition to reading the discussion in the accompanying prospectus under the caption “Certain Federal Income Tax Considerations,” you should read the discussion below under the heading “American Jobs Creation Act of 2004” and “The Tax Increase Prevention and Reconciliation Act of 2005,” in which certain items discussed below update the accompanying prospectus for changes that have occurred in the relevant tax law.

Dividends

In general, distributions made to our stockholders out of current or accumulated earnings and profits will be treated as dividends under the Code and thus taxed to them as ordinary income, except that distributions of our net capital gain designated by us as capital gain dividends will be taxed to them as long-term capital gain. To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder’s stock with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock and then to our common stock. Therefore, depending on our earnings and profits, distributions with respect to the Series B Preferred Stock (as compared to distributions with respect to our common stock) are more likely to be treated as dividends than as return of capital or a distribution in excess of basis.

For taxable years beginning on or before December 31, 2010, dividends paid by regular C corporations to stockholders other than corporations are generally taxed at the rate applicable to long-term capital gains, which currently is a maximum of 15%, subject to certain holding period and other limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series B Preferred Stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances.

In certain circumstances, you may be deemed to have received constructive taxable distributions of our stock if the Conversion Rate is adjusted or an adjustment to the Conversion Rate is not provided for pursuant to the terms of the Series B Preferred Stock. However, adjustments to the Conversion Rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series B Preferred Stock generally will not be deemed to result in a constructive distribution of our stock. Certain of the possible adjustments described under “Description of the Series B Preferred Stock—Conversion Rate Adjustments,” including, without limitation, adjustments in respect of taxable dividends to holders of our common stock that exceed the Dividend Threshold Amount, and the adjustments described under “Description of the Series B Preferred Stock—Adjustment to Conversion Rate Upon Certain Fundamental Changes” will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions in amounts based upon the value of your increased interest in our equity resulting from such adjustments. Such constructive distributions will be includible in your income in the manner described in the preceding paragraphs even if you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive taxable distribution to you. If you are a non-United States stockholder, the portion of any such constructive distribution deemed received by you that is treated as a dividend will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as maybe specified by an applicable treaty.

Capital Gain Dividends

If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to the holders of our capital stock, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the Series B Preferred Stock will be the amount so designated multiplied by a fraction, the numerator of which will be the total dividends under the Code paid to the holders of the Series B Preferred Stock for the year and the denominator of which will be the total dividends paid to the holders of shares of all classes of our stock for the year.

Mandatory or Optional Conversion into Common Stock

Except as provided in the next sentence, you will not recognize gain or loss upon the conversion of some or all of your Series B Preferred Stock into shares of our common stock. Any cash received in lieu of fractional shares, however, generally will be treated as a payment in exchange for such fractional share and you will recognize gain or loss equal to the difference between the amount of cash received and the portion of your adjusted basis allocable to the fractional share. Your tax basis in the common shares received upon conversion will equal your tax basis in your Series B Preferred Shares tendered for conversion, less the tax basis allocated to any fractional share for which cash is received. Your holding period in the common shares received upon conversion of your Series B Preferred Shares will include the holding period of the Series B Preferred Shares so converted.

As described under “Description of Series B Preferred Stock—Payment of Dividends on Conversion—Optional Conversion,” if we receive a conversion notice from you after a Dividend Record Date but prior to the corresponding Dividend Payment Date, you will be required to pay to us an amount equal to the dividend that has accrued and that will be paid on such Dividend Payment Date, and you should consult your own tax advisor concerning the tax consequences of such payment by you and your receipt of the related dividend.

Purchase of Series B Preferred Stock Upon a Fundamental Change

If we purchase Series B Preferred Stock from you following a fundamental change, the purchase price may be treated as a dividend (to the extent of our current and accumulated earnings and profits) unless the purchase transaction satisfies one or more of the standards set out in section 302 of the Code. Our purchase of your stock will be treated as a sale and purchase transaction, and not as a dividend, if our payment to you is (i) substantially disproportionate, (ii) results in a complete termination of your interest in our stock, or (ii) is not essentially equivalent to a dividend to you. In determining whether any of these standards are satisfied, constructive ownership rules apply under which you may be considered to constructively own stock that is actually owned by a person that is related to you. The actual treatment of a payment we make to you to purchase your Series B Preferred Stock will depend upon the facts and circumstances at the time of purchase and, accordingly, you should consult your own tax advisor concerning the tax treatment of such payment.

If our purchase of your Series B Preferred Stock following a fundamental change is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash you receive. Your adjusted tax basis in the Series B Preferred Stock that we purchase would, in that case, be transferred to your remaining stockholdings in us. If, however, you have no remaining stockholdings in us, your basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely. Under proposed regulations, you would recognize a loss in the amount of your adjusted tax basis in such Series B Preferred Stock upon the occurrence of certain subsequent events.

Stock Ownership Test

One of the REIT qualification tests is that no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” This rule must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. If we were to fail the 5/50 Rule and were not otherwise eligible for statutory relief provisions under the Code, we would generally be disqualified from REIT status. However, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the 5/50 Rule, we will be treated as having met the 5/50 Rule.

Non-United States Stockholder

The accompanying prospectus describes certain tax consequences that result to a non-United States stockholder that receives income, including dividends and gain on a redemption or other disposition of the Series B Preferred Stock, that is effectively connected with a United States trade or business of such non-United States stockholder. In the case of a non-United States stockholder that is eligible for the benefits of an income tax treaty between the United States and another jurisdiction, those tax consequences would only apply if the income were attributable to a U.S. permanent establishment of the non-United States stockholder.

Partnerships

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of Series B Preferred Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If any prospective investor is a partner of a partnership holding shares of Series B

Preferred Stock, such prospective investor should consult their tax advisor regarding the tax consequences of the ownership and disposition of the Series B Preferred Stock.

American Jobs Creation Act of 2004

Subsequent to the date of our prospectus, Congress passed the American Jobs Creation Act of 2004, or the Act, and the President signed the Act into law. The Act made certain changes to the REIT tax rules, as discussed below. Certain clarifications to the changes made by the Act were enacted as part of the Gulf Opportunity Zone Act of 2005 and the Tax Increase Prevention and Reconciliation Act of 2005.

Expansion of Straight Debt Safe Harbor

With respect to the discussion in the accompanying prospectus regarding the 10% value test under the caption “Certain Federal Income Tax Considerations—Asset Tests,” the Act modified a safe harbor concerning the rule whereby a REIT may not own more than 10%, by value, of any one issuer’s outstanding securities (except with respect to stock of a taxable REIT subsidiary). The Act also exempted from this restriction certain categories of debt instruments that are deemed not to be abusive and to present minimal or no opportunity for the REIT to share in the business profits of the issuer and certain debt instruments issued by partnerships that meet certain requirements. This rule is effective for taxable years beginning after December 31, 2000.

Deletion of Customary Services Exception

With respect to the discussion in the accompanying prospectus under the caption “Certain Federal Income Tax Considerations—Taxable REIT Subsidiaries,” the Act deleted an exception to the excise tax imposed on income or deductions improperly shifted between a REIT and a taxable REIT subsidiary. The exception concerned amounts received for services by the subsidiary that the REIT itself could have provided.

Hedging Definition

With respect to the discussion in the accompanying prospectus regarding hedging income under the caption “Certain Federal Income Tax Considerations—Income Tests,” the Act changed the definition of hedging transactions for purposes of the 95% income requirement to conform to the definition and requirements in Section 1221 of the Code and disregards such hedging income for purposes of the 95% income requirement.

Conformity with Regulated Investment Company Rules

With respect to the discussion in the accompanying prospectus regarding certain U.S. federal income taxes that we may be subject to under the caption “Certain Federal Income Tax Considerations —General,” in the case of a failure to satisfy the 95% gross income test described in the accompanying prospectus, the Act imposes a tax using a 95% test instead of a 90% test.

Savings Provisions

With respect to the discussion in the accompanying prospectus under the caption “Certain Federal Income Tax Considerations—Asset Tests” and “—Failure to Qualify as a REIT,” the Act provides additional relief in the case of a failure to meet certain REIT requirements generally when there is a reasonable cause for such failure. In the case of a failure to meet the 5% and 10% vote and value tests with respect to the REIT’s ownership of securities of certain issuers, the REIT is given a grace period of six months to come into compliance without penalty if the failure is de minimis. In the case of any other failure of any of the asset tests (including a non-de minimis failure of the 5% and 10% vote and value tests), REIT disqualification will not result if the REIT notifies the IRS of the excess assets and comes into compliance with the ownership restrictions within six months, the REIT is taxed on income from the excess assets, and the failure to satisfy the ownership restriction is due to reasonable cause and not due to willful neglect. In the case of a reasonable cause failure to meet certain other REIT qualification tests, the failure will result in imposition of a $50,000 per failure penalty instead of disqualification.

With respect to the discussion in the accompanying prospectus regarding certain failures of the income tests under the caption “Certain Federal Income Tax Considerations —Income Tests,” the Act provides that in the case of a REIT’s failure of a gross income test, following the REIT’s identification of such failure for any taxable year, the REIT will be required to set forth a description of each item of its gross income that satisfies the REIT gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury, provided that the failure to meet the REIT gross income requirements is due to reasonable cause and not due to willful neglect.

Capital Gain Distributions for Non-United States Stockholders

With respect to the discussion in the accompanying prospectus under the caption “Certain Federal Income Tax Considerations—Taxation of Non-United States Stockholders,” the Act treats capital gain distributions attributable to the disposition of a United States real property interest of a publicly traded REIT as ordinary distributions in the case of a non-United States stockholder that did not own more than 5% of the class of publicly traded stock with respect to which the distribution was made at any time during the taxable year. As a result, the non-United States stockholder will not be required to file a U.S. tax return, the branch profits tax will not apply, and the REIT will withhold tax at the 30% rate or the applicable treaty rate instead of the 35% FIRPTA rate.

Gulf Opportunity Zone Act of 2005

The Gulf Opportunity Zone Act of 2005 provides certain technical corrections to the Act. It clarified that a REIT may cure de minimis failures of the asset requirements (other than the de minimis failure of the 5% or 10% asset tests as described in the accompanying prospectus under the caption “Certain Federal Income Tax Considerations—Asset Tests,” for which failure-specific procedures are provided) by using the same procedures as the REIT may use for larger failures of the asset tests. The legislation also clarified that the new rules that permit the curing of certain REIT failures apply to failures with respect to which the requirements of the new rules are satisfied in taxable years of the REIT beginning after the date of enactment of the Act. Similarly, the legislation clarified that the new rules governing deficiency dividends that allow the taxpayer to make a determination by filing a statement with the IRS apply to statements filed in taxable years of the REIT beginning after the date of enactment of the Act. The legislation clarified that the new hedging rules apply to transactions entered into in taxable years beginning after the date of enactment of the Act.

The Tax Increase Prevention and Reconciliation Act of 2005

With respect to the discussion in the accompanying prospectus under the caption “Certain Federal Income Tax Considerations—Taxation of Non-United States Stockholders,” the Tax Increase Prevention and Reconciliation Act of 2005 explicitly requires withholding on distributions by a REIT to non-United States stockholder that are attributable to gain from the sale or exchange of a United States real property interest at a rate of 35%, or, to the extent provided by regulations, at 15%. This withholding requirement had previously been imposed only under Treasury regulations. This provision is effective for taxable years of REITs beginning after December 31, 2005, except that no withholding is required for distributions before the enactment of the Tax Increase Prevention and Reconciliation Act of 2005 that were not subject to withholding under prior law.

The Tax Increase Prevention and Reconciliation Act of 2005 also provides that a non-United States stockholder that disposes of its REIT stock during the 30-day period preceding a distribution on that stock that would have been treated as a distribution from the disposition of a United States real property interest, that acquires a substantially identical interest, or enters into a contract or option to acquire such an interest during the

61-day period beginning the first day of such 30-day period preceding that distribution, and that does not in fact receive the distribution in a manner that subjects the foreign shareholder to tax under FIRPTA, will now be subject to tax under FIRPTA on an amount equal to the amount of the distribution that was not taxed under FIRPTA as a result of the disposition. This provision also applies to “substitute dividend payments” under stock loan transactions. However, no withholding is required on the proceeds of such dispositions. This provision is effective for taxable years of REITs beginning after December 31, 2005, except for any distribution or substitute dividend payment occurring within 30 days after May 17, 2006.

Finally, the Tax Increase Prevention and Reconciliation Act of 2005 provides that a distribution by a REIT to another REIT that is attributable to gain from the sale or exchange of a United States real property interest will retain its character as gain from the sale or exchange of a United States real property interest in the hands of the REIT. This provision is effective for taxable years of REITs beginning after December 31, 2005.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our Series B Preferred Stock.

UNDERWRITING

The underwriters named below are acting through their representative, Friedman, Billings, Ramsey & Co., Inc. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of our Series B Preferred Stock set forth opposite their names below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our Series B Preferred Stock is subject to certain conditions.

Underwriters	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Stifel, Nicolaus & Company, Incorporated
Sterne, Agee & Leach, Inc.

Total	1,000,000

We have granted the underwriters an option exercisable during the 30-day period after the date of this prospectus supplement to purchase from us, at the public offering price less underwriting discounts and commissions, up to an additional 150,000 shares of our Series B Preferred Stock for the sole purpose of covering over-allotments, if any. To the extent that the underwriters exercise the option, each underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of Series B Preferred Stock that is proportionate to such underwriter’s initial commitment.

Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the Series B Preferred Stock offered by this prospectus supplement, other than the shares subject to the over-allotment option, if any are purchased. We have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of such liabilities. We also have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses in connection with this offering, including reimbursement of certain legal fees and expenses.

The underwriters initially propose to offer the Series B Preferred Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such offering price less a concession not to exceed $         per share. The underwriters may allow, and such dealers may reallow, a concession not to exceed $         per share to certain other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

The following table provides information regarding the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase from us up to an additional 150,000 shares to cover over-allotments.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$25.0000	$25,000,000	$28,750,000
Underwriting discounts and commissions	$1.2500	$1,250,000	$1,437,500
Proceeds, before expenses, to us	$23.7500	$23,750,000	$27,312,500

The expenses of this offering, not including the underwriting discount are estimated at $250,000 and are payable by us.

In connection with this offering, the underwriters may purchase and sell shares of our Series B Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the public offering. Stabilizing transactions consist of various bids for or purchases of Series B Preferred Stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representative a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our Series B Preferred Stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Series B Preferred Stock. As a result, the price of the Series B Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Any of these activities may stabilize or maintain the market price of the Series B Preferred Stock above independent market levels. These transactions may be effected on the NYSE or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters have informed us that they do not intend to confirm sales of Series B Preferred Stock offered by this prospectus supplement to any accounts over which they exercise discretionary authority.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the Internet sites of or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. A prospectus supplement and accompanying prospectus in electronic format may be made available on www.fbr.com, the Internet web site maintained by Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriters or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation.

LEGAL MATTERS

The validity of our securities offered in this prospectus supplement and accompanying prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Selected legal matters related to Maryland law will be passed upon for us by DLA Piper US LLP, Baltimore, Maryland. Certain legal matters relating to this offering will be passed upon for the underwriters by Morrison & Foerster LLP, Los Angeles, California.

EXPERTS

The financial statements and schedules and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

$300,000,000

Anworth Mortgage Asset Corporation

Common Stock

Preferred Stock

Warrants

By this prospectus, we may offer, from time to time:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock or preferred stock; or

•	any combination of the foregoing.

We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “ANH.” On May 7, 2004, the last reported sales price of our common stock was $10.95 per share.

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

Investing in our common stock involves a high degree of risk. You should carefully consider the information under the heading “ Risk Factors” beginning on page 4 of this prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2004

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may offer and sell any combination of common stock, preferred stock and warrants in one or more offerings for total proceeds of up to $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

OUR COMPANY

Our Business

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities that we acquire in the secondary market. United States agency securities are securities that are obligations guaranteed by the United States government, its agencies, or government sponsored entities such as Fannie Mae or Freddie Mac. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities. Our returns are earned on the spread between the yield on our earning assets and the interest cost of the funds we borrow. We have elected to be taxed as a real estate investment trust, or REIT, under the United States Internal Revenue Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

On November 3, 2003, we formed a wholly-owned subsidiary called Belvedere Trust Mortgage Corporation, or Belvedere Trust. Belvedere Trust was formed as a qualified REIT subsidiary to acquire and own mortgage loans, with a focus on the high credit-quality jumbo adjustable rate, hybrid and second-lien mortgage markets. Belvedere Trust was also formed with the intent of securitizing the mortgage loans it acquires and selling mortgage-backed securities in the capital markets. We have made an investment of $33 million in Belvedere Trust to capitalize its mortgage operations. We have also formed BT Management Company, L.L.C., or BT Management, a Delaware limited liability company that is owned 50% by us, 27.5% by Claus Lund, the Chief Executive Officer of Belvedere Trust, 17.5% by Russell J. Thompson, the Chief Financial Officer of Belvedere Trust, and 5% by Lloyd McAdams, our Chairman and Chief Executive Officer. BT Management has entered into a management agreement with Belvedere Trust pursuant to which BT Management will manage the day-to-day operations of Belvedere Trust in exchange for an annual base management fee and a quarterly incentive fee. We believe that over time Belvedere Trust’s business will become an important part of our overall operations and business strategy.

Our Investments

We acquire mortgage-related assets, finance our purchases in the capital markets and use leverage to increase our return on stockholders’ equity. Through this strategy we expect to earn income that will enable us to generate dividends for our stockholders.

We acquire mortgage-related assets that we believe will generate attractive returns on capital invested. Before making these investments, we consider the amount and nature of the anticipated returns from the assets, our ability to pledge the assets to secure collateralized borrowings, and the costs associated with financing, managing, securitizing and reserving for the assets. We have also established a written asset acquisition policy that provides the following investment guidelines:

•	Category I—At least 60% of our total assets will generally be adjustable or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac.

•	Category II—At least 90% of our total assets will generally consist of Category I investments plus unrated mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies.

•	Category III—No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities.

We finance our acquisition of mortgage-related assets through borrowing at short-term rates using repurchase agreements. We generally borrow between eight and twelve times the amount of our equity. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to limit our liquidity and interest rate related risks.

We also seek to lessen the effects on our income if mortgage loans underlying our securities prepay at a rate materially different than anticipated. We do this by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets or structures with prepayment protections and purchasing mortgage assets at a premium and at a discount. We may choose to engage in various hedging activities designed to mitigate our exposure to changes in interest rates and prepayment rates. As of the date of this prospectus, we have made only limited use of hedging transactions.

We review credit risk and other risks of loss associated with each potential investment and may diversify our portfolio to avoid undue geographic, insurer, industry and other types of concentrations. Given the fact that we maintain such a large percentage of our assets in high quality or highly rated assets, many of which include an implied guarantee of the federal government as to payment of principal and interest, we believe we have limited exposure to losses from credit risk.

In addition to the strategies described above, we intend to pursue other strategies to grow our earnings and our dividends per share, which may include the following:

•	increasing the size of our balance sheet at a rate faster than the rate of increase in our operating expenses;

•	issuing new stock when market opportunities exist to profitably increase the size of our balance sheet through the use of leverage; and

•	lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, possibly using commercial paper, medium term note programs, preferred stock and other forms of capital.

General Information

We were incorporated on October 20, 1997 under Maryland law. Our office is located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401. Our telephone number is (310) 255-4493.

RISK FACTORS

An investment in our stock involves a number of risks. Before making a decision to purchase our securities, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.

Risks Related to Our Business

Interest rate mismatches between our adjustable-rate mortgage-backed securities and our borrowings used to fund our purchases of the assets may reduce our income during periods of changing interest rates.

We fund most of our acquisitions of adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of our mortgage-backed securities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

Most of the mortgage-backed securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in a short-term interest rate index. Therefore, in most cases the interest rate indices and repricing terms of the mortgage-backed securities that we acquire and their funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. For example, on March 31, 2004, our adjustable-rate mortgage-backed securities had a weighted average term to next rate adjustment of approximately 23 months, while our borrowings had a weighted average term to next rate adjustment of 248 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate mortgage-backed securities.

We may experience reduced net interest income from holding fixed-rate investments during periods of rising interest rates.

We generally fund our acquisition of fixed-rate mortgage-backed securities with short-term borrowings. During periods of rising interest rates, our costs associated with borrowings used to fund acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This reduces or could eliminate the net interest spread between the fixed-rate mortgage-backed securities that we purchase and our borrowings used to purchase them, which could lower our net interest income or cause us to suffer a loss. On March 31, 2004, 8.2% of our mortgage-backed securities were fixed-rate securities.

Increased levels of prepayments from mortgage-backed securities may decrease our net interest income.

Pools of mortgage loans underlie the mortgage-backed securities that we acquire. We generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•

We usually purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we pay a premium over the par value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we expense the premium that was prepaid at the time of the prepayment. On March 31, 2004, substantially all of our mortgage-backed securities were acquired at a premium.

•	We anticipate that a substantial portion of our adjustable-rate mortgage-backed securities may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that mortgage-backed security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new mortgage-backed securities similar to the prepaid mortgage-backed securities, our financial condition, results of operation and cash flow would suffer.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions, seasonal periods and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. We have in the past experienced periods of extremely high prepayment rates which has resulted in reduced earnings.

While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

Our officers devote a portion of their time to another company in capacities that could create conflicts of interest that may adversely affect our investment opportunities; this lack of a full-time commitment could also adversely affect our operating results.

Lloyd McAdams, Joseph E. McAdams, Bistra Pashamova and other of our officers and employees are officers and employees of Pacific Income Advisers, Inc., or PIA, where they devote a portion of their time. These officers and employees are under no contractual obligations mandating minimum amounts of time to be devoted to our company. In addition, a trust controlled by Lloyd McAdams and Heather U. Baines is the principal stockholder of PIA.

These officers and employees are involved in investing both our assets and approximately $4.3 billion in mortgage-backed securities and other fixed income assets for institutional clients and individual investors through PIA. These multiple responsibilities and ownerships may create conflicts of interest if these officers and employees of our company are presented with opportunities that may benefit both us and the clients of PIA. These officers allocate investments among our portfolio and the clients of PIA by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

Several of our officers and employees are also directors, officers and managers of BT Management Company, L.L.C., the company that manages the day-to-day operations of Belvedere Trust Mortgage Corporation, our newly formed mortgage loan subsidiary, and Lloyd McAdams is also an owner and officer of Syndicated Capital, a registered broker-dealer. Our officers service to PIA, BT Management Company, L.L.C. and Syndicated Capital allow them to spend only part of their time and effort managing our company as they are required to devote a portion of their time and effort to the management of other companies and this may adversely affect our overall management and operating results.

We may incur increased borrowing costs related to repurchase agreements and that would adversely affect our profitability.

Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, that would adversely affect our profitability.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-backed securities.

We anticipate that interest rates and our borrowing costs could rise in the short and intermediate term and that this would negatively affect our income.

Interest rate caps on our adjustable-rate mortgage-backed securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Our adjustable-rate mortgage-backed securities are subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while interest rate caps would limit the interest rates on our adjustable-rate mortgage-backed securities. This problem is magnified for our adjustable-rate mortgage-backed securities that are not fully indexed. Further, some adjustable-rate mortgage-backed securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a loss during periods of rising interest rates. On March 31, 2004, approximately 91.8% of our mortgage-backed securities were adjustable-rate securities.

Our leveraging strategy increases the risks of our operations.

We generally borrow between eight and twelve times the amount of our equity, although our borrowings may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our mortgage-backed securities. Use of leverage can enhance our investment returns. Leverage, however, also increases risks. In the following ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors, including a decline in the market value of our mortgage-backed securities or a default of a mortgage-related asset:

•	The use of leverage increases our risk of loss resulting from various factors including rising interest rates, increased interest rate volatility, downturns in the economy and reductions in the availability of financing or deteriorations in the conditions of any of our mortgage-related assets.

•	A majority of our borrowings are secured by our mortgage-backed securities, generally under repurchase agreements. A decline in the market value of the mortgage-backed securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-backed securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage-backed securities, we would experience losses.

•	A default of a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be affected, which could jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

We have not extensively used derivatives to mitigate our interest rate and prepayment risks and this leaves us exposed to certain risks.

Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us reduce our interest rate and prepayment risks described above. We have made limited use of these types of instruments. This strategy saves us the additional costs of such hedging transactions, but it leaves us exposed to the types of risks that such hedging transactions would be designed to reduce. If we decide to enter into additional derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot eliminate these risks. Additionally, the use of derivative transactions could have a negative impact on our earnings.

An increase in interest rates may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our mortgage-related assets. Our fixed-rate securities are generally more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets. Losses on securities classified as available for sale which are determined by management to be other than temporary in nature are reclassified from accumulated other comprehensive income to current operations.

We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, thus exposing us to greater risk with respect to their rate of return.

We may acquire leveraged mortgage derivative securities that may expose us to a high level of interest rate risk. The characteristics of leveraged mortgage derivative securities result in greater volatility in their market prices. Thus, acquisition of leveraged mortgage derivative securities would expose us to the risk of greater price volatility in our portfolio and that could adversely affect our net income and overall profitability.

We depend on borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire mortgage-related assets and our earnings and profitability would decline.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we depend on a limited number of lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

If we cannot renew or replace maturing borrowings, we may have to sell our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in which our portfolio is concentrated, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time, thus adversely affecting our operating results and net profitability.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Because assets we acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to lose profits and the ability to earn capital gains.

We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our officers and other employees for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. Our key officers include Lloyd McAdams, President, Chairman and Chief Executive Officer, Joseph E. McAdams, Chief Investment Officer, Executive Vice President and Director, Thad Brown, Chief Financial Officer, and Bistra Pashamova, Vice President. Our dependence on our key personnel is heightened by the fact that we have a relatively small number of employees, and the loss of any key person could harm our entire business, financial condition, cash flow and results of operations. In particular, the loss of the services of Lloyd McAdams or Joseph E. McAdams would seriously harm our business.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business, results of operation and stock price.

Our board of directors can modify or waive our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price, however, the effects may be adverse.

Our incentive compensation plan may create an incentive to increase the risk of our mortgage portfolio in an attempt to increase compensation.

In addition to their base salaries, management and key employees are eligible to earn incentive compensation for each fiscal year pursuant to our incentive compensation plan. Under the plan, the aggregate amount of compensation that may be earned by all employees equals a percentage of taxable net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year US Treasury Rate plus 1%. In any fiscal quarter in which our taxable net income is an amount less than the amount necessary to earn this threshold return, we calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the plan, but only with respect to those participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. Although negative incentive compensation is used to offset future incentive compensation, as our management evaluates different mortgage-backed securities for our investment, there is a risk that management will cause us to assume more risk than is prudent, which could result in losses.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would negatively impact our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete intensely with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs. If that occurs, our profitability will be harmed.

Our investment policy involves risks associated with the credit quality of our investments. If the credit quality of our investments declines or if there are defaults on the investments we make, our profitability may decline and we may suffer losses.

Our mortgage-backed securities have primarily been agency certificates that, although not rated, carry an implied “AAA” rating. Agency certificates are mortgage-backed securities where either Freddie Mac or Fannie Mae guarantees payments of principal or interest on the certificates. Freddie Mac and Fannie Mae are government-sponsored enterprises and securities guaranteed by these entities are not guaranteed by the United States government. Our capital investment policy, however, provides us with the ability to acquire a material amount of lower credit quality mortgage-backed securities. If we acquire mortgage-backed securities of lower credit quality, our profitability may decline and we may incur losses if there are defaults on the mortgages backing those securities or if the rating agencies downgrade the credit quality of those securities or the securities of Fannie Mae and Freddie Mac.

We have not previously engaged in the business of acquiring and securitizing whole mortgage loans and we may not be successful.

We recently formed a new subsidiary called Belvedere Trust Mortgage Corporation, or Belvedere Trust, to engage in the business of acquiring and securitizing whole mortgage loans. Although we hired a management team that we believe has appropriate experience managing the acquisition and securitization of whole loans, we have never engaged in this particular business and we may not be successful. The acquisition of whole loans and the securitization process are inherently complex and involve risks related to the types of mortgages we seek to acquire, interest rate changes, funding sources, delinquency rates, borrower bankruptcies and other factors that we may not be able to manage. Our failure to manage these and other risks could have a material adverse affect on our business and results of operations.

Belvedere Trust’s investment strategy of acquiring, accumulating and securitizing loans involves credit risk.

While Belvedere Trust securitizes the loans that it acquires into high quality assets in order to achieve better financing rates and to improve its access to financing, it bears the risk of loss on any loans that its acquires or originates and which it subsequently securitizes. Belvedere Trust acquires loans that are not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, it is subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral and insurance and the principal amount of the loan. In the event of a default on any such loans that it holds, Belvedere Trust would bear the loss of principal between the value of the mortgaged property and the outstanding indebtedness, as well as the loss of interest. We have not established any limits upon the geographic concentration or the credit quality of suppliers of the mortgage-related assets that we acquire.

Belvedere Trust requires a significant amount of cash, and if it is not available, the business and financial performance of Belvedere Trust will be significantly harmed.

Belvedere Trust requires substantial cash to fund its loan acquisitions, to pay its loan acquisition expenses and to hold its loans pending sale or securitization. Belvedere Trust also needs cash to meet its working capital and other needs. Pending sale or securitization of a pool of mortgage loans, Belvedere Trust acquires mortgage loans that it expects to finance through borrowings from warehouse lines of credit and repurchase facilities. It is possible that Belvedere Trust’s future warehouse lenders could experience changes in their ability to advance funds to Belvedere Trust, independent of the performance of Belvedere Trust or its loans.

We anticipate that Belvedere Trust’s repurchase facilities will be dependent on the ability of counter-parties to re-sell Belvedere Trust’s obligations to third parties. If there is a disruption of the repurchase market generally, or if one of Belvedere Trust’s counter-parties is itself unable to access the repurchase market, Belvedere Trust’s access to this source of liquidity could be adversely affected. Cash could also be required to meet margin calls under the terms of Belvedere Trust’s borrowings in the event that there is a decline in the market value of the loans that collateralize its debt, the terms of short-term debt become less attractive, or for other reasons. Any of these events would have a material adverse affect on Belvedere Trust.

For some period of time, Belvedere Trust will use the proceeds of our investment in it to meet its operating expenses as it acquires new loans for its portfolio. As of March 31, 2004, we had invested $33 million in Belvedere Trust to capitalize its mortgage operations. If Belvedere Trust has fully invested all of the proceeds of our investment in it prior to the point at which Belvedere Trust generates sufficient cash for it to fund its operations, if it ever does, then Belvedere Trust will need to either restructure the securities supporting its portfolio, require additional capital from us or third parties or, if it is unable to sell additional securities on reasonable terms or at all, it will need to either reduce its acquisition business or sell a higher portion of its loans. In the event that Belvedere Trust’s liquidity needs exceed its access to liquidity, it may need to sell assets at an inopportune time, thus reducing its earnings. Adverse cash flow could also threaten Belvedere Trust’s ability to maintain its solvency or to satisfy the income and asset tests necessary to elect and maintain its REIT status.

The use of securitizations with over-collateralization requirements may have a negative impact on Belvedere Trust’s cash flow.

Belvedere Trust expects that its securitizations will restrict its cash flow if the loan delinquencies exceed certain levels. The terms of the securitization will generally provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analysis of the characteristics of the loans pledged to collateralize the securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict Belvedere Trust’s ability to receive net interest income from a securitization transaction. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future securitizations, the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net excess income to Belvedere Trust. Failure to obtain the terms on a favorable basis may materially and adversely affect the availability of net excess income to Belvedere Trust.

The success of Belvedere Trust’s loan business will depend upon its ability to ensure that loans to be held in its securitizations are serviced effectively.

The success of Belvedere Trust’s mortgage loan business will depend to a great degree upon its ability to ensure that its loans held for securitization are serviced effectively. In general, it is the intention of Belvedere Trust to acquire loans “servicing retained”, where the loans will be serviced by the originating or selling institution. Belvedere Trust has no experience servicing a portfolio of loans. If Belvedere Trust is required to purchase the servicing rights and obligations of a loan portfolio in order to acquire a portfolio with desirable attributes, Belvedere Trust will be required to implement a servicing function or contract with a third party to service the loans in order for Belvedere Trust to implement its strategy. We cannot assure you that Belvedere Trust will be able to service the loans or effectively supervise a sub-servicing relationship according to industry standards. Failure to service the loans properly will harm Belvedere Trust’s business and operating results. Prior to either building the servicing capabilities that Belvedere Trust may require or acquiring an existing servicing operation that has such capabilities, if ever, Belvedere Trust anticipates contracting with an experienced servicer of non-conforming loans to “sub-service” its loans. The fees paid to a subservicer will reduce to a certain extent the revenue Belvedere Trust is able to retain from its loans, and its net interest income will be reduced by and at risk, depending on the effectiveness of the servicing company.

Belvedere Trust is externally managed and this may diminish or eliminate our return on our investment in this line of business.

Belvedere Trust is externally managed pursuant to a management agreement between Belvedere Trust and BT Management Company, L.L.C., or BT Management. Although we own 50% of BT Management, it is also owned 27.5% by Claus Lund, the Chief Executive Officer of Belvedere Trust, 17.5% by Russell J. Thompson, the Chief Financial Officer of Belvedere Trust and 5% by Lloyd McAdams, our Chairman and Chief Executive Officer. Our ability to generate profits from our ownership of Belvedere Trust, if any, could be greatly diminished due to the fact that Belvedere Trust is required to pay a base management fee to BT Management and Belvedere Trust may also be required to pay an incentive fee. An externally managed structure may not optimize our interest in Belvedere Trust and, if we are unable to properly manage fixed costs at Belvedere Trust could, when combined with the base management fee, result in losses at Belvedere Trust.

Our Chairman has an ownership interest in BT Management that creates potential conflicts of interest.

Mr. McAdams, our Chairman and Chief Executive Officer, has a direct ownership interest in BT Management that creates potential conflicts of interest. Mr. McAdams is Chairman of the Board and Chief Executive Officer and a member of the Board of Managers of BT Management and owns an equity interest in BT Management. Under the management agreement between Belvedere Trust and BT Management, BT Management is entitled to earn certain incentive compensation based on the level of Belvedere Trust’s annualized net income. In evaluating mortgage assets for investment and with respect to other management strategies, an undue emphasis on the maximization of income at the expense of other criteria could result in increased risk to the value of our portfolio.

Risks Related to REIT Compliance and Other Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We believe that since our initial public offering in 1998 we have operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the tax code), and we intend to continue to meet the requirements for taxation as a REIT. Nevertheless, we may not remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex tax code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress or the IRS might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-backed securities and other assets, including our stock in Belvedere Trust, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the tax code may substantially limit our ability to hedge mortgage-backed securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, although we do not currently engage in hedging transactions, we may in the future have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer. The 5% and 10% limitations described above will apply to our investment in Belvedere Trust unless Belvedere Trust is a qualified REIT subsidiary of ours (i.e., we own 100% of Belvedere Trust’s outstanding stock), Belvedere Trust is a qualified REIT, or Belvedere Trust is a taxable REIT subsidiary of ours. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. For example, our taxable income would exceed our net income for financial reporting purposes to the extent that compensation paid to our chief executive officer and our other four highest paid officers exceeds $1,000,000 for any such officer for any calendar year under Section 162(m) of the tax code. Since payments under our 2002 Incentive Compensation Plan do not qualify as performance-based compensation under Section 162(m), a portion of the payments made under such plan to certain of such officers would not be deductible for federal income tax purposes under such circumstances. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the tax code. Thus, we could be required to borrow funds, sell a portion of our mortgage-backed securities at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity.

If Belvedere Trust fails to qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we may lose our REIT status.

As long as we own 100% of Belvedere Trust’s outstanding stock, Belvedere Trust will be treated as a qualified REIT subsidiary for federal income tax purposes. As such, for federal income tax purposes, we will not be treated as owning stock in Belvedere Trust and Belvedere Trust’s assets, liabilities and income will generally be treated as our assets, liabilities and income for purposes of the REIT qualification tests described below under “Certain Federal Income Tax Considerations.” If, however, we do not own 100% of Belvedere Trust’s outstanding stock, and Belvedere Trust does not qualify as a REIT or a taxable REIT subsidiary, we will lose our REIT status if, at the end of any calendar quarter, the value of our Belvedere Trust securities exceeds 5% of the value of our total assets or we own more than 10% of the value or voting power of Belvedere Trust’s outstanding securities. If we fail to satisfy the 5% test or the 10% test at the end of any calendar quarter, a 30-day “cure” period may apply following the close of the quarter. If we make an election to treat Belvedere Trust as a taxable REIT subsidiary, the total value of any securities we own in Belvedere Trust and all of our other taxable REIT subsidiaries, if any, may not exceed 20% of the value of our total assets at the end of any calendar quarter. Since Belvedere Trust may elect to be taxed as a REIT in the future, however, we do not intend to make a taxable REIT subsidiary election for Belvedere Trust.

If Belvedere Trust fails to qualify as a REIT, Belvedere Trust will be subject to corporate income taxes on its taxable income, which will reduce the amount available for distribution to us.

Belvedere Trust was formed as a qualified REIT subsidiary, but may elect to be taxed to be as a REIT in the future, possibly as early as its taxable year ending December 31, 2004. Although Belvedere Trust expects to operate in a manner to permit it to qualify as a REIT if and when it makes a REIT election and to continue to maintain such qualification, the actual results of Belvedere Trust’s operations for any particular taxable year may not satisfy these requirements. If Belvedere Trust fails to qualify for taxation as a REIT in any taxable year after it makes a REIT election, and the relief provisions of the tax code do not apply, Belvedere Trust will be required to pay tax on Belvedere Trust’s taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to us in any year in which Belvedere Trust fails to qualify as a REIT will not be deductible by Belvedere Trust. As a result, we anticipate that Belvedere Trust’s failure to qualify as a REIT after it makes a REIT election would reduce the cash available for distribution to us. Unless entitled to relief under specific statutory provisions, if Belvedere Trust fails to maintain its REIT status after it makes a REIT election, Belvedere Trust will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the SEC’s current interpretation, qualification for this exemption generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and thus may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool for which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to maintain our exemption from registration as an investment company, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption.

Additional Risk Factors

We may not be able to use the money we raise to acquire investments at favorable prices.

We intend to seek to raise additional capital from time to time if we determine that it is in our best interests and the best interests of our stockholders, including through public offerings of our stock. The net proceeds of any offering could represent a significant increase in our equity. Depending on the amount of leverage that we use, the full investment of the net proceeds of any offering might result in a substantial increase in our total assets. Competition for mortgage assets is intense and we may not be able to invest all of such additional funds in mortgage-backed securities at favorable prices. We may not be able to acquire enough mortgage-backed securities to become fully invested after an offering, or we may have to pay more for mortgage-backed securities than we have historically. In either case, the return that we earn on our stockholders’ equity may be reduced.

We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the tax code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this prospectus and our prospectus supplement accompanying this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

If we raise additional capital, our earnings per share and dividends per share may decline since we may not be able to invest all of the new capital during the quarter in which additional shares are sold and possibly the entire following calendar quarter.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the tax code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by a stockholder’s net operating losses. If the stockholder was a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the tax code. If the stockholder was foreign, then it would be subject to federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

Excess inclusion income could result if we or Belvedere Trust held a residual interest in a REMIC. Excess inclusion income also would be generated if we or Belvedere Trust were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these borrowings give rise to excess inclusion income that should be allocated among stockholders. Furthermore, some types of tax-exempt entities, including, without limitation, voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. We also invest in equity securities of other REITs. If we were to receive excess inclusion income from another REIT, we may be required to distribute the excess inclusion income to our stockholders, which may result in the recognition of unrelated business taxable income.

Our charter does not permit ownership of over 9.8% of our common or preferred stock and attempts to acquire our common or preferred stock in excess of the 9.8% limit are void without prior approval from our board of directors.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

Provisions contained in our charter and bylaws, as well as Maryland corporate law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit. The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

•	Preferred stock. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval.

•	Maryland business combination statute. Maryland law restricts the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation.

•	Maryland control share acquisition statute. Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.”

Issuances of large amounts of our stock could cause our stock price to decline.

We may issue additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, may have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	assumptions regarding interest rates;

•	assumptions regarding credit risk; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	our ability to use borrowings to finance our assets;

•	increases in default rates of the mortgage loans required by our mortgage loan subsidiary;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; and

•	management’s ability to manage our growth and planned expansion.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, such as our quarterly and annual reports, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods shown:

	For the Three Months Ended March 31, 2004	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000	For the Year Ended December 31, 1999	March 17, 1998 (commencement of operations) through December 31, 1998
Ratio	2.20	2.10	2.07	1.58	1.15	1.15	1.12

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense. To date, we have not issued any preferred stock.

DESCRIPTION OF OUR CAPITAL STOCK

The description of our capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to our charter, as amended and restated, and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 100 million shares of common stock, $0.01 par value, and 20 million shares of preferred stock, $0.01 par value, issuable in one or more series. Each share of common stock is entitled to participate equally in dividends when and as declared by our board of directors and in the distribution of our assets upon liquidation. Our authorized capital stock may be increased and altered from time to time as permitted by Maryland law.

Common Stock

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, bylaws and any articles supplementary to our articles of incorporation.

Voting

Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders. Meetings of our stockholders are to be held annually and special meetings may be called by a majority of our board of directors, the chairman of our board or our president. Special meetings shall be called by our secretary at the written request of our stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. Our charter reserves to us the right to amend any provision thereof in the manner prescribed by law.

Dividends; Liquidation; Other Rights

Common stockholders are entitled to receive dividends when declared by our board of directors out of legally available funds. The right of our common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion or exchange rights, or redemption or sinking fund provisions, relating to the shares of common stock.

Classification or Reclassification of Common Stock or Preferred Stock

Our articles of incorporation authorize our board of directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company.

Preferred Stock

All shares of preferred stock, if and when issued, will be validly issued, fully paid, and non-assessable. Because our board of directors has the power to establish the preferences, powers and rights of each series of preferred stock, our board of directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including, where applicable, the following: (a) the title and stated value of the preferred stock; (b) the voting rights of the preferred stock, if applicable; (c) the preemptive rights of the preferred stock, if applicable; (d) the restrictions on transfer of the preferred stock, if applicable; (e) the number of shares offered, the liquidation preference per share and the offering price of the shares; (f) the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock, including the date from which dividends on the preferred stock will accumulate, if applicable; (g) the provision for a sinking fund, if any, for the preferred stock; (h) the provision for and any restriction on redemption, if applicable, of the preferred stock; (i) the provision for and any restriction on repurchase, if applicable, of the preferred stock; (j) the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period; (k) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and (l) any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs.

Restrictions on Transfer

Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the tax code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, our charter prohibits any person from owning, acquiring or holding, directly or indirectly, without prior approval by our board of directors, shares of any class of our capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or shares of our common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. For this purpose, ownership includes both beneficial ownership and constructive ownership. Beneficial ownership is defined in our charter to include interests that would be treated as owned through the application of Section 544 of the tax code, as modified by Section 856(h)(1)(B) of the tax code. Constructive ownership is defined in our charter to include interests that would be treated as owned through the application of Section 318(a) of the tax code, as modified by Section 856(d)(5) of the tax code. Subject to certain limitations, our board of directors may increase or decrease the ownership limitations or waive the limitations for individual investors.

For purposes of the 50% stockholder test discussed above, the constructive ownership provisions applicable under Section 544 of the tax code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules for application of such attribution provisions (e.g., reattribution of stock that is constructively owned). Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of capital stock through such attribution is generally referred to as constructive ownership.

If any transfer of shares of capital stock would result in any person beneficially or constructively owning capital stock in violation of our transfer or ownership limitations, then the number of shares of capital stock causing the violation (rounded to the nearest whole shares) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee shall not acquire any rights in such shares. Shares of capital stock held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by us that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our board of directors may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined below) of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee. This offer shall be at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (2) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The market price shall mean the last sale price for such shares. In case no such sale takes place on such day, the market price shall be the average of the closing bid and asked prices on the New York Stock Exchange. In the event that no trading price is available for such shares, the fair market value of the shares shall be as determined in good faith by our board of directors.

Under the REIT provisions of the tax code, every owner of 5% or more in the case of 2,000 or more stockholders of record, of 1% or more in the case of more than 200 but fewer than 2,000 stockholders of record and of 0.5% or more in the case of 200 or fewer stockholders of record, of all classes or series of our stock, is required to give written notice to us in response to our written demand for such notice, which request must be made within 30 days after the end of each taxable year. They shall state their name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

DESCRIPTION OF WARRANTS

We have no warrants or other stock purchase rights outstanding other than options issued under our 1997 Stock Option and Awards Plan, as amended. We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from the related securities. Warrants may be issued under a warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that may be offered under this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (a) the title of the warrants; (b) the aggregate number of the warrants; (c) the price or prices at which the warrants will be issued; (d) the designation, number and terms of the shares of preferred stock or common stock purchasable upon exercise of the warrants; (e) the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each security; (f) the date, if any, on and after which the warrants and the related preferred stock or common stock, if any, will be separately transferable; (g) the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased; (h) the date on which the right to exercise the warrants will commence and the date on which that right will expire; (i) the minimum or maximum amount of the warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of federal income tax considerations; and (l) any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

SELECTED PROVISIONS OF MARYLAND LAW, OUR CHARTER AND BYLAWS

The following summary of selected provisions of the Maryland General Corporation Law, as amended from time to time, and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Removal of Directors

Our charter provides that a director may be removed from office at any time for cause but only by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Indemnification

As permitted by Maryland law, our charter obligates us to indemnify our present and former directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or

•	the proceeding, other than a proceeding brought to enforce indemnification, is brought by the director or officer against us.

Limitation of Liability

As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except to the extent that:

•	the person actually received an improper benefit or profit in money, property or services; or

•	a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

Maryland Business Combination Act

Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

•	anyone who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period prior to the date in question.

Business combinations with a past interested stockholder are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any business combinations with the interested stockholder must be recommended by the board of directors of the corporation and approved by the vote of:

•	at least 80% of the votes entitled to be cast by all holders of voting shares of the corporation’s voting shares; and

•	at least 66 2/3% of the votes entitled to be cast by all holders of the corporation’s voting other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation’s stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

This business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The statute also does not apply to stockholders that acquired 10% or more of the corporation’s voting shares in a transaction approved by the corporation’s board of directors. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders.

The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating such offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute would not apply to stock acquired in a merger, consolidation or share exchange if we were a party to the transaction, or to acquisitions previously approved or exempted by a provision in our charter or bylaws.

Presently our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. However, our board of directors may decide to amend or eliminate this provision at any time in the future.

Amendment of Our Charter

We reserve the right from time to time to make any amendment to our charter including any amendment that alters the contract rights as expressly set forth in our charter of any shares of outstanding stock, subject to certain limitations. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter. The provisions in our charter on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Based on various factual representations made by us regarding our operations, in the opinion of Allen Matkins Leck Gamble & Mallory LLP, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized in conformity with the requirements for qualification as a REIT under the tax code, and our method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the tax code through actual operations. Allen Matkins will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Allen Matkins is not binding on the IRS, or any court. The opinion of Allen Matkins is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

The following discussion summarizes particular United States federal income tax considerations regarding our qualification and taxation as a REIT and particular United States federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify, as a REIT for United States federal income tax purposes. The tax law upon which this discussion is based could be changed, and any such change could have a retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the United States dollar. This discussion assumes that you will hold our capital stock as a “capital asset,” generally property held for investment, under the tax code.

In reading the federal income tax disclosure below, it should be noted that although Anworth is combined with all of its wholly-owned subsidiaries for financial accounting and reporting purposes, for federal income tax purposes, only Anworth and its wholly-owned subsidiaries, Belvedere Trust Mortgage Corporation, BT Management Holding Corporation and Belvedere Trust Secured Assets Corporation, constitute the REIT. Anworth’s remaining wholly-owned subsidiaries, Belvedere Trust Finance Corporation and BT Residential Funding Corporation, constitute a separate consolidated group subject to regular income taxes.

We urge you to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests imposed under the tax code and discussed below relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements.

We have made an election to be taxed as a REIT under the tax code commencing with our taxable year ended December 31, 1998. We currently expect to continue operating in a manner that will permit us to maintain our qualification as a REIT. All qualification requirements for maintaining our REIT status, however, may not have been or will not continue to be met.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gain;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•	if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•	the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled “Annual Distribution Requirements.”

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the tax code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset,

•	in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in the preceding paragraph with respect to the recognition of gain will apply unless we make an election under Treasury Regulation Section 1.337(d)-7T(c). If such an election were made, the C corporation would recognize taxable gain or loss as if it had sold the assets we acquired from the C corporation to an unrelated third party at fair market value on the acquisition date.

Finally, we could be subject to an excise tax if our dealings with any taxable REIT subsidiaries (defined below) are not at arm’s length.

Requirements for Qualification as a REIT

The tax code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence beneficial ownership;

•	that would be taxable as a domestic corporation but for tax code Sections 856 through 859;

•	that is not a financial institution or an insurance company within the meaning of the tax code;

•	that is beneficially owned by 100 or more persons;

•	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The tax code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension trusts and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception generally applies with respect to pension funds.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons, the “100 Stockholder Rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” For purposes of the 100 Stockholder Rule only, trusts described in Section 401(a) of the tax code and exempt under Section 501(a) of the tax code, are generally treated as persons. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•

We must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of

“qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments, or the “75% gross income test”; and

•	We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire qualified real estate assets, or (c) any combination of the foregoing, or the “95% gross income test”.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100% owned corporate subsidiary of a REIT). Our qualified REIT subsidiary, BT Management Holding Corporation, a Delaware corporation, owns a 50% interest in the profits, losses and capital of BT Management Company, L.L.C., a Delaware limited liability company which is taxed as a partnership for federal income tax purposes. Belvedere Trust Mortgage Corporation, or Belvedere Trust, our newly formed, wholly-owned mortgage subsidiary, has entered into a management agreement with BT Management Company, which manages Belvedere Trust’s investments and performs administrative services for Belvedere Trust. So long as BT Management Holding Corporation is a qualified REIT subsidiary of ours and it owns an interest in BT Management Company, we will be treated, for federal income tax purposes, as directly owning BT Management Holding Corporation’s proportionate share of the assets, liabilities and income of BT Management Company for purposes of determining our compliance with the REIT qualification tests. Certain of BT Management Company’s gross income (for example, management fee income under the management agreement with Belvedere Trust) will not be qualifying income under the 75% or 95% tests described above. Accordingly, we may decide to make a taxable REIT subsidiary election for BT Management Holding Corporation in the future if we believe that such nonqualifying income will jeopardize our ability to satisfy the 75% or 95% income tests. If we make a taxable REIT subsidiary election for BT Management Holding Corporation, its proportionate share of BT Management Company’s gross income will not be treated as our gross income for purposes of our REIT qualification tests, but BT Management Holding Corporation’s taxable income will be subject to corporate level income tax. Any dividends paid to us by BT Management Holding Corporation while it is a taxable REIT subsidiary will be qualifying income for purposes of our satisfaction of the 95% income test, but not the 75% test.

Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the tax code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by qualified real estate assets (including mortgage loans and stock in other qualified REITs), cash, cash items and government securities;

•	not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•	of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuer’s outstanding securities, in each case except with respect to stock of any “taxable REIT subsidiaries”; and

•	the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

For purposes of the asset tests, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for federal income tax purposes.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of “REIT taxable income,” as described below.

For purposes of these distribution requirements, our “REIT taxable income” is computed without regard to the dividends paid deduction (described below) and net capital gain. For purposes of this test, non-cash income means income attributable to leveled stepped rents, certain original issue discounts, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, our taxable income would exceed our net income for financial reporting purposes to the extent that compensation paid to our chief executive officer and our other four highest paid officers exceeds $1,000,000 for any such officer for any calendar year. Since payments under our 2002 Incentive Compensation Plan do not qualify as performance-based compensation under Section 162(m) of the tax code, a portion of the payments made under such plan to certain of such officers would not be deductible for federal income tax purposes under such circumstances. Moreover, if we disposed of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we elected not to recognize gain currently in connection with the acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the ten-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.

Only distributions that qualify for the “dividends paid deduction” available to REITs under the tax code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as described above, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the tax code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is any corporation in which we own 100% of such corporation’s outstanding stock and for which no election has been made to classify it as a taxable REIT subsidiary. Belvedere Trust Mortgage Corporation and BT Management Holding Corporation and Belvedere Trust Secured Assets Corporation, our wholly-owned subsidiaries, are currently treated as qualified REIT subsidiaries. As such their assets, liabilities, and income are generally treated as our assets, liabilities, and income for purposes of each of the above REIT qualification tests. Belvedere Trust Mortgage Corporation may elect to be taxed as a REIT in the future, possible as early as its taxable year ending December 31, 2004. As discussed above, we may decide to make an election to treat BT Management Holding Corporation as a taxable REIT subsidiary at a future date.

Taxable REIT Subsidiaries

A taxable REIT subsidiary is any corporation in which we own stock (directly or indirectly) and which we and such corporation elect to classify as a taxable REIT subsidiary. A taxable REIT subsidiary is not subject to the REIT asset, income, and distribution requirements nor are its assets, liabilities, or income treated as our assets, liabilities, or income for purposes of each of the above REIT qualification tests. Effective January 1, 2004 we elected to treat Belvedere Trust Finance Corporation, a wholly-owned subsidiary of Belvedere Trust Mortgage Corporation, as a taxable REIT subsidiary. Belvedere Trust Finance Corporation’s wholly-owned subsidiary, BT Residential Funding Corporation, is also a taxable REIT subsidiary.

Except for Belvedere Trust Mortgage Corporation, we generally intend to make a taxable REIT subsidiary election with respect to any other corporation in which we acquire securities constituting more than 10% by vote or value of such corporation and that is not a qualified REIT subsidiary. However, the aggregate value of all of our taxable REIT subsidiaries must be limited to 20% of the total value of the our assets.

We will be subject to a 100% penalty tax on any rent, interest, or other charges that we impose on any taxable REIT subsidiary in excess of an arm’s length price for comparable services. We expect that any rents, interest, or other charges imposed on any taxable REIT subsidiary will be at arm’s length prices.

We generally expect to derive income from our taxable REIT subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% income test. Therefore, when aggregated with our non-real estate source income, such dividends must be limited to 25% of our gross income each year. We will monitor the value of our investment in, and the distributions from, our taxable REIT subsidiaries to ensure compliance with all applicable REIT income and asset tests.

Taxable REIT subsidiaries doing business in the United States are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including us, as dividend distributions. Such dividends may, however, qualify for the new lower income tax rate on dividends described below under “New Tax Legislation.”

Taxation of Taxable United States Stockholders

For purposes of the discussion in this prospectus, the term “United States stockholder” means a holder of our stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will generally be taxable to United States stockholders as ordinary income. See the discussion below under the heading entitled “New Tax Legislation” for more information about federal income tax rates on dividends. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each

United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year, but only to the extent we have any remaining undistributed earnings and profits (as computed under the tax code) as of December 31st. Any portion of this distribution in excess of our previously undistributed earnings and profits as of December 31 should be treated as a distribution to our stockholders in the following calendar year for United States federal income tax purposes. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. This capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. See the discussion below under the heading entitled “New Tax Legislation” for more information about federal capital gains tax rates. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the tax code. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have.

Dispositions of Stock

A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

See the discussion below under the heading entitled “New Tax Legislation” for information about federal tax rates for backup withholding.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the tax code, i.e., property the acquisition or holding of which is financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we or Belvedere Trust Mortgage Corporation do not hold a residual interest in a real estate mortgage investment conduit, REMIC, that gives rise to “excess inclusion” income, as defined in Section 860E of the tax code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we or Belvedere Trust Mortgage Corporation were to hold residual interests in a REMIC, or if we or a pool of our assets or Belvedere Trust Mortgage Corporation’s assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets or Belvedere Trust Mortgage Corporation’s assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the tax code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends you receive may constitute UBTI, if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the tax code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the tax code and exempt from tax under Section 501(a) of the tax code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the tax code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Taxation of Non-United States Stockholders

The rules governing federal income taxation of “non-United States stockholders” are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).

PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests and that are not designated by us as capital gain dividends or retained capital gains, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against United States tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a United States real property interest because we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically-controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we are not a domestically-controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if the shares are traded on an established securities market.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-United States corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gains not subject to FIRPTA will be taxable to a non-United States stockholder if:

•	the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the United States, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Information Reporting and Backup Withholding

If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U .S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

New Tax Legislation

Legislation was recently enacted that, in the case of noncorporate taxpayers, generally reduces the maximum long-term capital gains tax rate for U.S. federal income tax purposes from 20% to 15% (for sales or exchanges occurring on or after May 6, 2003, through taxable years beginning before January 1, 2009) and reduces the maximum U.S. federal income tax rate on most dividends from 38.6% to 15% (for taxable years beginning after December 31, 2002 and before January 1, 2009). The recent legislation also repealed the 18% federal capital gains rate that applied to the sale or exchange of certain assets acquired after December 31, 2000 and certain assets acquired before January 1, 2001 which a taxpayer elected to treat as having been sold and reacquired on the same date. The repeal of the 18% capital gains rate is effective for sales or exchanges occurring on or after May 6, 2003, through taxable years beginning before January 1, 2009. The legislation also reduces the maximum U.S. federal income tax rate imposed on noncorporate taxpayers’ ordinary income from 38.6% to 35% for taxable years beginning after December 31, 2002 and before January 1, 2011 and reduces the federal tax rate applicable to backup withholding from 30% to 28% for taxable years beginning after December 31, 2002 and before January 1, 2011.

In general, dividends paid by REITs are not eligible for the new 15% federal income tax rate on dividends. However, subject to certain required holding periods with respect to our stock and certain other restrictions, the 15% federal income tax rate for long-term capital gains and dividends will generally apply to:

•	long-term capital gains, if any, recognized on the disposition of our common stock;

•	our distributions designated as long-term capital gain dividends attributable to sales or exchanges by us on or after May 6, 2003 (except to the extent attributable to “unrecaptured Section 1250 gain,” which continues to be subject to a 25% tax rate);

•	our dividends attributable to dividends received by us after December 31, 2002 from taxable corporations (such as taxable REIT subsidiaries); and

•	our dividends to the extent attributable to income that was subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income).

Although the new legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors other than corporations to consider stocks of other dividend-paying corporations to be more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relatives value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement, if any. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. The maximum compensation or discount to be received by any member of the National Association of Securities Dealers or any independent broker-dealer will not be greater than 8% for the sale of any securities registered pursuant Rule 415 under the Securities Act of 1933.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any offers made pursuant to our sales agreement with Cantor Fitzgerald & Co., however, will not obligate Cantor Fitzgerald & Co. as sales manager to purchase all of the securities so offered.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with offering securities pursuant to this prospectus, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the New York Stock Exchange under the symbol “ANH”. Our preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

EXPERTS

The financial statements as of December 31, 2002, and for each of the two years in the period ended December 31, 2002, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2003 included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our securities offered in this prospectus and selected federal tax matters will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Selected legal matters related to Maryland law will be passed upon for us by DLA Piper US LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC’s World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We maintain a site on the Internet at http://www.anworth.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock.

We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2006;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006;

•	our definitive proxy statement filed on April 24, 2006;

•	the description of our common stock included in our registration statement on Form 8-A filed on April 30, 2003; and

•	the description of our Series A Preferred Stock included in our registration statement on Form 8-A filed on November 3, 2004.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, 2nd Floor, Santa Monica, CA 90401, telephone: (310) 255-4493.

1,000,000 Shares

Anworth Mortgage Asset Corporation

6.25% Series B Cumulative Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

FRIEDMAN BILLINGS RAMSEY	STIFEL NICOLAUS

STERNE, AGEE & LEACH, INC.

January     , 2007